UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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GenVec, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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65 West Watkins Mill Road Gaithersburg, MD 20878 ph: 240-632-0740 fx: 240-632-0735 www.genvec.com

May 31, 2012

Dear GenVec Stockholder:

We are pleased to enclose your Notice of Annual Meeting and Proxy Statement for the Annual Meeting of Stockholders of GenVec, Inc. (the “Company”) to be held on July 11, 2012 at 8:30 a.m. (EDT) at the Company’s executive offices located at 65 West Watkins Mill Road, Gaithersburg, Maryland 20878.

The Board of Directors hope you will be able to attend this stockholders’ meeting. We look forward to meeting each of you and discussing with you the significant events that have occurred during the last year as well as our current prospects.

In order to assure that a quorum is present at the meeting, we encourage you to promptly submit your vote by telephone or by mail according to the instructions on the enclosed proxy card, even though you may plan to attend in person. We also encourage you to read the enclosed Proxy Statement, which contains information relevant to the actions to be taken at the meeting. You may revoke your proxy at any time prior to its being voted at the Annual Meeting by submitting another later-dated proxy by telephone or mail or by delivering written notice of revocation to the Secretary of the Company. If you attend the meeting, you may elect to revoke the proxy and vote your shares in person. However, if you are a stockholder whose shares are not registered in your own name, you will need documentation from your record holder stating your ownership in order to vote personally at the Annual Meeting.

Very truly yours,
/s/ Cynthia Collins Cynthia Collins President and Chief Executive Officer

GENVEC, INC.
65 West Watkins Mill Road
Gaithersburg, Maryland 20878
(240) 632-0740

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD WEDNESDAY, JULY 11, 2012

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Stockholders of GenVec, Inc. (the “Company”) will be held on Wednesday, July 11, 2012 at 8:30 a.m. (EDT) at the Company’s executive offices located at 65 West Watkins Mill Road, Gaithersburg, Maryland 20878 (the “Annual Meeting”). The Annual Meeting is called for the following purposes:

1.	To elect two directors to the Company’s Board of Directors, each to serve for a term of three years or until their successors are qualified and elected;
2.	To approve an increase to the number of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), available for issuance under the GenVec, Inc. 2011 Omnibus Incentive Plan (the “2011 Plan”) by 640,000;
3.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012; and
4.	To act upon any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Persons to whom stockholders grant proxies will have the power to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Board of Directors of the Company set May 22, 2012 as the Record Date for the Annual Meeting. This means that only stockholders of record at the close of business on that date are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements of the meeting. A list of stockholders as of the Record Date will be available for inspection by stockholders at the meeting and at the Company’s corporate headquarters during business hours for a period of ten days prior to the Annual Meeting.

We direct your attention to the attached Proxy Statement.

By Order of the Board of Directors
/s/ Douglas J. Swirsky Douglas J. Swirsky Corporate Secretary Gaithersburg, Maryland May 31, 2012

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE VOTE PROMPTLY BY TELEPHONE ACCORDING TO THE INSTRUCTIONS ON THE PROXY CARD OR BY SIGNING, DATING, AND RETURNING THE ACCOMPANYING PROXY CARD USING THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF YOU ARE A STOCKHOLDER OF RECORD AND FOR ANY REASON YOU SHOULD DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED AT THE MEETING.

GENVEC, INC.
65 West Watkins Mill Road
Gaithersburg, Maryland 20878

PROXY STATEMENT
INFORMATION CONCERNING SOLICITATION AND VOTING

We are furnishing this Proxy Statement to stockholders of GenVec, Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board of Directors” or the “Board”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Company’s executive offices located at 65 West Watkins Mill Road, Gaithersburg, Maryland 20878 on Wednesday, July 11, 2012 at 8:30 a.m. (EDT) and for any adjournments or postponements of the meeting, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the accompanying form of proxy are first being released for mailing to the stockholders on or about June 5, 2012.

At the Annual Meeting, stockholders will be asked to: (i) elect two directors to the Company’s Board of Directors, each to serve for a term of three years or until their successors are qualified and elected; (ii) approve an increase to the number of shares of Common Stock available for issuance under the 2011 Plan by 640,000; (iii) ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012; and (iv) transact such other business as may properly come before the meeting or at any adjournments or postponements of the meeting.

Recommendation of the Board

The Board recommends that you vote FOR each of the nominees for election to the Board (Proposal 1), FOR the approval of the amendment to the 2011 Plan increasing the number of shares of Common Stock available thereunder (Proposal 2), and FOR ratification of KPMG LLP as our independent registered public accounting firm for 2012 (Proposal 3).

Your vote is important. Accordingly, whether or not you plan to attend the Annual Meeting, we urge you to promptly submit your vote by telephone according to the instructions on the proxy card or by signing, dating, and returning the accompanying proxy card. If you do attend, you may vote by ballot at the Annual Meeting, thereby canceling any proxy previously given.

MEETING INFORMATION

Important Notice Regarding the Internet Availability of Proxy Materials for the Stockholder Meeting to Be Held on Wednesday, July 11, 2012.

Our Annual Report to Stockholders and this Proxy Statement are available at http://genvec.investorroom.com.

Date, Time, and Place

The Annual Meeting will be held on Wednesday, July 11, 2012, at 8:30 a.m. (EDT) at the Company’s executive offices located at 65 West Watkins Mill Road, Gaithersburg, Maryland 20878.

Record Date, Voting Rights, and Quorum

Only stockholders of record of shares of the Company’s Common Stock at the close of business on May 22, 2012 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting on all matters. A list of stockholders as of the Record Date will be available for inspection by stockholders at the meeting and at the Company’s corporate headquarters during business hours for a period of ten days prior to the Annual Meeting.

Each share of the Company’s Common Stock is entitled to one vote upon all matters to be acted upon at the Annual Meeting. At the close of business on the Record Date, the Company had 12,952,509 shares of Common Stock outstanding and entitled to vote. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Stockholders of record who are present at the meeting in person or by proxy and who abstain from voting are considered present and count toward the quorum. Shares represented by “broker non-votes,” as described below, will be counted in determining whether there is a quorum present. If there are not sufficient votes for a quorum or to approve any proposal at the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

Brokers and other nominees holding shares of record for customers may not vote on “non-routine” proposals, including the election of directors, and the authorization of equity compensation plans, unless they receive voting instructions from their customers. “Broker non-votes” mean the votes that could have been cast on a proposal if the brokers had received instructions from their customers and as to which the brokers lack voting authority.

Directors are elected by a plurality, and the two nominees who receive the most votes will be elected. Because only a plurality of the votes actually cast is required to elect a director, abstentions and broker non-votes will have no effect on the outcome of the election.

The approval of the amendment to our 2011 Plan increasing the number of shares of Common Stock available thereunder and the ratification of the Company’s independent registered public accounting firm require the affirmative vote of a majority of shares present in person or by proxy at the Annual Meeting and entitled to vote on the matter. Broker non-votes are not taken into account to determine the outcomes of the votes on these proposals, and abstentions will be counted as votes against the proposals.

We know of no additional matters that will be presented for consideration at the Annual Meeting. Return of a valid proxy, however, confers discretionary authority on the designated proxy holders (other than with respect to broker non-votes) to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournment or postponement thereof. Proxies solicited hereby will be tabulated by the inspector of elections designated by the Board of Directors.

Voting and Revocation of Proxies

All outstanding shares of the Company’s Common Stock represented by valid and unrevoked proxies received in time for the Annual Meeting will be voted. With respect to the election of directors, a stockholder may (i) vote for the election of all of the named director nominees, (ii) withhold authority to vote for all such director nominees or (iii) vote for the election of one or more director nominees and withhold authority to vote for one or more nominee directors. The proposals to approve the amendment to our 2011 Plan increasing the number of shares of Common Stock available thereunder and ratify KPMG LLP as our independent registered public accounting firm allow stockholders to (i) vote “FOR” the matter, (ii) vote “AGAINST” the matter or (iii) “ABSTAIN” from voting on the matter.

Shares will be voted on each proposal as instructed in the accompanying proxy. However, if no instructions are given on a validly signed and returned proxy (other than with respect of broker non-votes), the shares will be voted in accordance with the Company’s recommendations as follows: (i) “FOR” the election of the named director nominees; (ii) “FOR” approval of the amendment to the 2011 Plan increasing the number of shares of Common Stock available thereunder; and (iii) “FOR” ratification of KPMG LLP as the Company’s independent registered public accounting firm.

Any proxy may be revoked at any time prior to its exercise by (1) filing a written notice of revocation with the Corporate Secretary of the Company, (2) delivering to the Company a duly executed proxy bearing a later date, or (3) attending the Annual Meeting and voting in person. However, if you are a stockholder whose shares are not registered in your own name, you will need documentation from your record holder stating your ownership in order to vote personally at the Annual Meeting.

Expenses and Solicitation of Proxies

The cost of soliciting proxies in the form enclosed will be borne by the Company. In addition to the solicitation of proxies by mail, we may also solicit proxies personally, by telephone or by the Internet through our agents, directors, officers, and regular employees. We also will request persons, firms, and corporations holding shares of Common Stock in their names or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in so doing. We have engaged Eagle Rock Proxy Advisors LLC to assist us with the solicitation of proxies, and we expect to pay $3,500 for their services plus out-of-pocket expenses incurred during the course of their work.

APPOINTMENT OF NEW PRESIDENT AND CHIEF EXECUTIVE OFFICER

On May 22, 2012, Paul H. Fischer, Ph.D. retired as the President and Chief Executive Officer and resigned as a director of GenVec. On May 23, 2012, Cynthia Collins was appointed as the President and Chief Executive Officer of GenVec and was also appointed to the Board to serve the remainder of Dr. Fischer’s term as director. Certain sections of this proxy statement reflect information for historical periods prior to the appointment of Ms. Collins and, as such, include references to Dr. Fischer’s then-current titles and positions.

PROPOSAL 1
ELECTION OF DIRECTORS

The Company’s Amended and Restated Bylaws provide that the number of members of the Board of Directors shall be fixed and determined from time to time by resolution of the Board of Directors. Our Board currently consists of eight persons divided into three classes, as equal in number as reasonably possible, with the term of one class expiring each year at the annual meeting. At this Annual Meeting, the terms of Cynthia Collins and Wayne T. Hockmeyer will expire. Ms. Collins, our President and Chief Executive Officer, is currently serving the remainder of the term of Dr. Paul H. Fischer, our former President and Chief Executive Officer; Ms. Collins was appointed by the Board of Directors on May 23, 2012.

At the Annual Meeting, the stockholders will be asked to elect two directors. The Board has nominated, upon the recommendation of the Nominating and Corporate Governance Committee, Ms. Collins and Dr. Hockmeyer, each to serve a three-year term expiring in 2015. The directors elected will hold office until their respective successors have been elected and qualified. It is intended that the accompanying proxy will be voted for the election as directors of the nominees unless the proxy contains contrary instructions or in the case of broker non-votes. We have no reason to believe that any of the nominees will not be a candidate or will be unable to serve. However, if any of the nominees should become unable or unwilling to serve as a director, the persons named as proxies will vote for the election of such person or persons as shall be designated by the Board.

Nominees for Term Expiring in 2015	Position(s) with Company
Cynthia Collins	President, Chief Executive Officer and Director
Wayne T. Hockmeyer, Ph.D.	Director

The following table sets forth the continuing directors, the positions with the Company currently held by each continuing director, and the year each continuing director’s current term will expire.

Continuing Directors	Position with Company	Year Current Term Expires
Edward M. Connor, Jr., M.D.	Director	2013
Zola P. Horovitz, Ph.D.	Director	2013
William N. Kelley, M.D.	Director	2013
Adel A.F. Mahmoud, M.D., Ph.D.	Director	2014
Kevin M. Rooney	Director	2014
Marc R. Schneebaum	Director	2014

Vote Required for Approval

The nominees receiving the highest number of affirmative votes of the shares present or represented by proxy and entitled to vote on the matter at the Annual Meeting shall be elected as directors. Stockholders do not have the right to cumulate their votes in the election of directors.

Recommendation

The Board unanimously recommends a vote “FOR” the election of the nominees listed above.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director Nomination Process

The Nominating and Corporate Governance Committee recommends, and the Board nominates, candidates to stand for election as directors. The Nominating and Corporate Governance Committee will consider candidates suggested by the Company’s current directors and senior management. In addition, the Nominating and Corporate Governance Committee will consider stockholder nominees for election to the Board submitted in accordance with the procedures set forth in the Company’s Amended and Restated Bylaws and applicable law. These procedures include, among other things, delivery to the Corporate Secretary not less than 120 days nor more than 150 days prior to the anniversary of the mailing of the previous year’s proxy statement of written notice of such nomination setting forth (i) certain biographical information as to each individual nominated; and (ii) as to the nominating stockholder and any persons acting in concert with them, their names and business addresses, their names and addresses as they appear on the Company’s books (if applicable), and the class and number of shares of the Company’s Common Stock that they beneficially own. Such notice must also include a written consent of the nominated individual to being named as a nominee and to serve as a director if elected.

In identifying candidates for recommendation for nomination to the Board, the Nominating and Corporate Governance Committee takes into account all factors and criteria it considers appropriate, which include but are not limited to:

•	whether the director/potential director possesses personal and professional integrity, sound judgment and forthrightness, and has sufficient time and energy to devote to the Company’s affairs;
•	whether the director/potential director possesses a willingness to challenge and stimulate management and the ability to work as part of a team;
•	whether the director/potential director represents the interests of the Company’s stockholders;
•	whether the director/potential director assists in achieving a mix of Board members that represents a range of background and experience;
•	whether the director/potential director meets the independence requirements of the NASDAQ listing standards;
•	whether the director/potential director, by virtue of particular business, professional or technical expertise, experience or specialized skill relevant to the Company’s current or future business, will add specific value as a Board member;
•	whether the director/potential director is free from conflicts of interest with the Company; and
•	any factors related to the ability and willingness of a new director to serve, or an existing director to continue his or her service.

The Nominating and Corporate Governance Committee does not believe it is in the Company’s interests or those of the Company’s stockholders to establish rigid minimum qualifications for candidates for membership on the Board. By preserving flexibility to consider candidates under the factors and criteria described above, the Nominating and Corporate Governance Committee believes it can best serve the Company and its stockholders. The Nominating and Corporate Governance Committee evaluates stockholder nominees using the factors and criteria set forth above, and there is no difference in the manner in which the Nominating and Corporate Governance Committee evaluates candidates for membership on the Board based on whether such candidate is recommended by a stockholder or the directors or senior management. In connection with being appointed as our new President and Chief Executive Officer upon the completion of an executive search involving a third-party search firm, Ms. Collins was recommended by the Nominating and Corporate Governance Committee for consideration for nomination to the Board.

The Nominating and Corporate Governance Committee screens Board candidates, performs reference checks, prepares a biography for each candidate for the Nominating and Corporate Governance Committee to review, and conducts interviews. The Nominating and Corporate Governance Committee and our Chief Executive Officer will interview candidates that meet our director nominee criteria, and the Nominating and Corporate Governance Committee will recommend to the Board nominees that best suit the Board’s needs. The Nominating and Corporate Governance Committee considers diversity in evaluating candidates for director with respect to the contribution that individual diversity of professional skills and experiences makes to overall Board effectiveness.

The following table sets forth the director nominees for election at the Annual Meeting, the directors of the Company currently in office, their ages, and the positions currently held by each such person with the Company.

Name	Age	Position
Directors whose terms expire at the Annual Meeting
Cynthia Collins	54	Director, President, and Chief Executive Officer (nominee for term expiring in 2015)
Wayne T. Hockmeyer, Ph.D.(1)(3)	67	Director (nominee for term expiring in 2015)
Continuing Directors whose terms expire in 2013
Edward M. Connor, Jr., M.D.(3)	60	Director
Zola P. Horovitz, Ph.D.(1)(2)(4)	77	Director
William N. Kelley, M.D.(1)(3)	72	Director
Continuing Directors whose terms expire in 2014
Adel A.F. Mahmoud, M.D., Ph.D.(1)	70	Director
Kevin M. Rooney(2)	46	Director
Marc R. Schneebaum(2)(3)	58	Director

(1)	Member of the Nominating and Corporate Governance Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Compensation Committee.
(4)	Chairman of the Board of Directors.

The biographies of each of the nominees below contains information regarding the experiences, qualifications, attributes, or skills that caused the Nominating Committee and the Board to determine that the person should serve as a director for the Company.

Director Nominees for Term Expiring in 2015

Cynthia Collins has served as President and Chief Executive Officer, as well as a director, of GenVec since May 23, 2012. Ms. Collins previously served as Group Vice President, Cellular Analysis of Beckman Coulter from 2007 to 2011. Prior to joining Beckman Coulter, Ms. Collins served as Chief Executive Officer of Sequoia Pharmaceuticals, Inc., a private biotechnology company developing antiviral drugs. Prior to joining Sequoia Pharmaceuticals, Ms. Collins served as President of Clinical Micro Sensors, Inc., a wholly owned subsidiary of Motorola, where she directed the development and commercialization of molecular diagnostic microarray products. Before Motorola, she spent over 17 years at Baxter Healthcare in a variety of executive roles, including President of Global Oncology and Vice President of Strategy and Portfolio Management of BioScience, in addition to six years with Abbott Laboratories in a series of operational assignments. Ms. Collins received her undergraduate degree in microbiology from the University of Illinois and her Masters in Business Administration from the University of Chicago Graduate School of Business.

Ms. Collins’s research and management background, her experience prior to joining the Company both in executive and operational roles, and her role as the day-to-day leader of our business gives, and will give, the Board an important operations-focused perspective.

Wayne T. Hockmeyer, Ph.D. has served as a director of GenVec since December 2000. Dr. Hockmeyer is a member of the Nominating and Corporate Governance Committee and is the Chairman of the Compensation Committee. Dr. Hockmeyer founded MedImmune, Inc. (“MedImmune”) in April 1988 as President and Chief Executive Officer and was elected a director of MedImmune in May 1988. Dr. Hockmeyer became Chairman of the board of directors of MedImmune in May 1993 and relinquished his position as Chief Executive Officer in October 2000. Dr. Hockmeyer is currently retired, having resigned from his positions as a member of the MedImmune board of directors, and as President, MedImmune Ventures, Inc., following the acquisition of MedImmune by AstraZeneca Biopharmaceuticals, Inc. in June 2007. Dr. Hockmeyer earned his bachelor’s degree from Purdue University and his Ph.D. from the University of Florida in 1972. Currently, he is a director of Baxter International Inc. and Idenix Pharmaceuticals, Inc. Within the past five years, Dr. Hockmeyer also served on the boards of Verenium Corp. and Middlebrook Pharmaceuticals, Inc.

Dr. Hockmeyer’s experience for the past two decades at the forefront of biotechnology development provides a valuable resource and knowledge base for our Board. Dr. Hockmeyer’s experience in founding and managing MedImmune prior to its acquisition, both as its most senior executive and as Chairman of its board of directors, enables him to counsel the Board in a unique and beneficial manner.

Continuing Directors

Edward M. Connor, Jr., M.D. has served as a director of GenVec since June 2011. Dr. Connor is a member of the Compensation Committee. Dr. Connor is the Director, Office of Innovation Development and Investigational Therapeutics at Children’s National Medical Center and a Professor of Pediatrics, Microbiology, Immunology and Tropical Medicine at George Washington University School of Medicine and Health Sciences, positions he has held since 2008. From 2004 to 2008, Dr. Connor was the Chief Medical Officer and Executive Vice President of MedImmune, Inc., where he had previously served as a Senior Vice President, Clinical Development from 2000 to 2004, Vice President, Clinical Development from 1995 to 2000, and Director, Clinical Studies from 1994 to 1995. He currently serves as the Chief Medical Officer for 3-V Biosciences, a biopharmaceutical company for the treatment of infectious diseases, a position he has held since 2010. Dr. Connor has also served on numerous advisory boards and is the Children’s National Representative on the ReveraGen BioPharma Board of Directors.

Dr. Connor has significant academic and executive-level leadership experience and brings to the Board a broad perspective on the Company’s operations, strategy, and medical technology.

Zola P. Horovitz, Ph.D. has served as a director of GenVec since August 2003. Dr. Horovitz is a member of the Nominating and Corporate Governance Committee and the Audit Committee and is the Chairman of the Board of Directors. Dr. Horovitz is currently retired. Dr. Horovitz served as a director of Diacrin, Inc. from 1994 to August 2003. From 1991 to 1994, Dr. Horovitz was Vice President, Business Development and Planning at Bristol-Myers Squibb Pharmaceutical Group and was Vice President, Licensing from 1989 to 1991. Prior to 1989, Dr. Horovitz spent 30 years as a member of the Squibb Institute for Medical Research and received his Ph.D. from the University of Pittsburgh. Dr. Horovitz currently serves as a director of BioCryst Pharmaceuticals, Inc. and Palatin Technologies, Inc. Within the past five years, Dr. Horovitz also served on the boards of Genaera Corp., Immunicon Corp., NitroMed, Inc., Avigen, Inc. and DoV Pharmaceutical Inc. (acquired by Euthymics Bioscience, Inc. in July 2010).

Dr. Horovitz has spent over five decades in the pharmaceutical and biotechnology industry, and brings this depth of experience to his leadership of our Board. Dr. Horovitz’s wide range of business development and licensing expertise has served and will continue to serve as an important resource for the Board as the Company continues its development.

William N. Kelley, M.D. has served as a director of GenVec since June 2002. Dr. Kelley is the Chairman of the Nominating and Corporate Governance Committee and a member of the Compensation Committee. Dr. Kelley brings a long history of involvement in experimental models of gene therapy to the Board. Dr. Kelley and his colleagues at the University of Michigan were the first to propose in vivo gene therapy as it is recognized today and the first to directly administer a human gene in vivo and obtain expression in an experimental animal model. From 1989 to 2000, Dr. Kelley served as Executive Vice President of the University of Pennsylvania with responsibilities as Chief Executive Officer for the Medical Center, Dean of the School of Medicine, and the Robert G. Dunlop Professor of Medicine and Biochemistry and Biophysics.

He is currently Professor of Medicine and Professor of Biochemistry and Biophysics at the School of Medicine of the University of Pennsylvania. In the national leadership arena, Dr. Kelley has served as President of the American Society for Clinical Investigation, President of the American College of Rheumatology, Chair of the American Board of Internal Medicine and Chair of the Residency Review Committee for Internal Medicine. Currently, Dr. Kelley serves as a director of Merck & Co. Inc. Within the past five years, Dr. Kelley also served on the board of directors of Beckman Coulter, Inc., Advanced Biosurfaces, Inc. and Polymedix, Inc.

Dr. Kelley brings a long history of involvement in experimental models of gene therapy to the Board. Dr. Kelley’s many leadership roles, both as a leader in the field of gene therapy and as a senior management figure of an internationally renowned medical center, allow him to provide strong leadership to our Board.

Adel A.F. Mahmoud, M.D., Ph.D. has served as a director of GenVec since June 2011. Dr. Mahmoud is a member of the Nominating and Corporate Governance Committee. Dr. Mahmoud is a Professor at Princeton University in the Department of Molecular Biology and the Woodrow Wilson School of Public and International Affairs a position he has held since 2007. In 2006, he retired as the Chief Medical Advisor, Vaccines and Infectious Diseases and a member of the Management Committee of Merck & Co., Inc., a pharmaceutical company. From 1999 to 2005, he had served as President, Merck Vaccines and a member of the Management Committee of Merck & Co. Dr. Mahmoud currently serves as a director of Becton, Dickinson and Company, Sanaria Inc., and Inovio Pharmaceuticals, Inc. He also serves on numerous scientific advisory boards and is the chairman of the National Institutes of Health’s Blue Ribbon Panel to Advise on the Risk Assessment of the National Emerging Infectious Diseases Laboratories at Boston University Medical Center and the National Academy of Sciences’ Committee on the Prevention of Proliferation of Biological Weapons.

Dr. Mahmoud is a prominent scientist with a strong background in infectious disease and vaccines. He brings strong technical and operational experience to the Board based on his research background and experience in the pharmaceutical industry and academia.

Kevin M. Rooney has served as a director of GenVec since January 2008. Mr. Rooney is a member of the Audit Committee. Mr. Rooney is currently the President of Beacon Consulting Group, a company focused on providing strategic consulting services to biopharmaceutical executives, a position he has held since 2007. Previously, from 2003 to 2007, he held positions at Medimmune, including Vice President, sales and marketing, for their oncology division. Prior to this, Mr. Rooney worked for Bristol-Myers Squibb Company holding positions of increasing responsibility. He also held marketing positions at Glaxo Wellcome, Inc. and Burroughs Wellcome Company. He received his master’s degree in management from the J.L. Kellogg Graduate School of Management at Northwestern University and his bachelor’s degree from the University of Virginia. He is also a member of the board of trustees for the National Foundation for Infectious Disease, a non-profit foundation for infectious disease education of medical professionals and the public.

Mr. Rooney’s commercial leadership experience makes him a valuable member of the Board in planning for the future development and growth of the Company.

Marc R. Schneebaum has served as a director of GenVec since April 2007. Mr. Schneebaum is a member of the Compensation Committee and the Chairman of the Audit Committee. Mr. Schneebaum is currently President, Chief Executive Officer and a director of Predictive BioSciences, Inc., a commercial stage, cancer diagnostics company, a position he has held since 2011. From 1997 to 2010, Mr. Schneebaum served as President, Chief Executive Officer, and a director of Sensors for Medicine and Science, Inc. (SMSI), an emerging medical technology company. Previously, from 1991 to 1997, he served as Senior Vice President, Finance, Business Development and Administration, and CFO of Genetic Therapy, Inc. (“GTI”), a biotechnology company. Prior to his tenure at GTI, from 1987 to 1991, Mr. Schneebaum was a Vice President at Alex Brown & Sons Incorporated, a leading investment banking firm (now part of Deutsche Bank), where he participated in a variety of finance and strategic assignments. Mr. Schneebaum began his career in the accounting and auditing group at KPMG LLP, advancing to senior manager in the management consulting group. Mr. Schneebaum, a CPA, received his degree in Business Administration from the University of Maryland. He has also served on the boards of the March of Dimes of Maryland and the Maryland Enterprise Investment Fund.

Mr. Schneebaum’s financial acumen and varied leadership roles in the medical-technology and biotechnology fields, and his experience in investment banking, accounting, and management consulting at leading institutions brings a level of knowledge to the Board that aids greatly in its deliberations.

Information Regarding the Board of Directors and Certain Committees

Board and Committee Meetings

The Board oversees and guides the Company’s management and its business. The Board has three standing committees to assist it with its operations: a Nominating and Corporate Governance Committee; an Audit Committee; and a Compensation Committee. During 2011, there were 7 meetings of the Board of Directors. Each director attended all of the meetings of the Board and the Committees on which such director served that were held during 2011, provided that one director was unable to attend one committee meeting.

The Board of Directors has adopted and approved a charter for each of its standing committees. The charters, which include the functions and responsibilities of each of the committees, can be found in the Investor Relations section on GenVec’s web site at www.genvec.com.

Board Committees

Nominating and Corporate Governance Committee.  The members of the Nominating and Corporate Governance Committee are William N. Kelley, M.D. (Chairman), Wayne T. Hockmeyer, Ph.D., Zola P. Horovitz, Ph.D and Adel A.F. Mahmoud, M.D., Ph.D. Each member of the Nominating and Corporate Governance Committee is independent as defined by NASDAQ listing standards. The primary functions and responsibilities of the Nominating and Corporate Governance Committee are to establish criteria for prospective directors, consider director candidates, recommend to the Board of Directors persons to be nominated for election as directors at each Annual Meeting, and adopt and develop corporate governance principles and policies for Board consideration. The Nominating and Corporate Governance Committee periodically reviews and assesses the Company’s corporate governance policies. The Nominating and Corporate Governance Committee met 6 times during 2011.

Audit Committee.  The members of the Audit Committee are Marc R. Schneebaum (Chairman), Zola P. Horovitz, Ph.D., and Kevin M. Rooney. Each member of the Audit Committee is independent as defined by NASDAQ listing standards. The Board has determined that at least one member of the Audit Committee, Marc R. Schneebaum, is an Audit Committee Financial Expert as defined in the SEC’s rules and regulations. The Audit Committee is responsible for appointing, compensating, overseeing and evaluating the selection of the Company’s independent registered public accounting firm and is responsible for overseeing the following: management’s preparation of the Company’s financial statements and management’s conduct of the accounting and financial reporting processes; management’s maintenance of internal controls and procedures for financial reporting; the Company’s compliance with applicable legal and regulatory requirements, including without limitation those requirements relating to financial controls and reporting; the independent auditor’s qualifications and independence; and the performance of the independent auditors, including the annual independent audit of the Company’s financial statements. The Audit Committee met 4 times during 2011.

Additional information regarding the Audit Committee is included in this Proxy Statement under the caption “Audit Committee Report.”

Compensation Committee.  The members of the Compensation Committee are Wayne T. Hockmeyer, Ph.D. (Chairman), Edward M. Connor, Jr., M.D., William N. Kelley, M.D., and Marc R. Schneebaum. Each member of the Compensation Committee is independent as defined by NASDAQ listing standards. The Compensation Committee met 6 times during 2011.

The Compensation Committee is responsible for, among other things, reviewing and making recommendations to the independent directors of the Board, who are meeting in executive session, with respect to the annual compensation for the Chief Executive Officer. The Compensation Committee also is responsible for reviewing and approving the annual compensation and benefits for GenVec’s other executive officers. The Compensation Committee also, among other things, reviews compensation of the Board, reviews and makes recommendations on all new executive compensation programs that are proposed for adoption, and administers the Company’s equity incentive plans.

The Compensation Committee’s charter permits it to form and delegate to a subcommittee of one or more of the Committee’s members to perform the functions of the Compensation Committee. The Compensation Committee did not delegate its authority in 2011. Pursuant to its charter, the Committee has the sole authority to retain compensation consultants to assist it in its decision-making process. As it has in recent years, the Compensation Committee retained Towers Watson & Co. (formerly Towers Perrin) as its compensation consultant to assist in evaluating the compensation programs for 2011. The Compensation Committee used this information in connection with making 2011 compensation determinations. Towers Watson does not work for us other than work that is authorized by the Compensation Committee, or its chairperson. Towers Watson also advised the Compensation Committee on the use of a peer group for comparative purposes.

Additional information on the Compensation Committee’s consideration of the compensation paid to the named executive officers during 2011, including the role of Towers Watson in advising the Compensation Committee on the compensation for these officers and the role of Dr. Fischer, our former President and Chief Executive Officer, in recommending the compensation paid to these officers, is addressed below under the caption “Compensation Discussion and Analysis.” In addition to the Compensation Committee’s processes for determining executive compensation described in “Compensation Discussion and Analysis,” the Company provides stockholders with the opportunity to cast an advisory vote on its executive compensation every three years. Last year, a substantial majority of the stockholder votes cast on this proposal were voted in favor of our executive compensation proposal. The Compensation Committee believes that this substantial majority of votes cast affirms stockholders’ support for our approach to executive compensation. Last year’s stockholder vote on executive compensation occurred in June 2011, while the Compensation Committee’s consideration of executive compensation occurred earlier in 2011, with compensation for most elements established well before the vote. As a result of both of these factors, the Compensation Committee did not set or change fiscal 2011 executive compensation directly as a result of last year’s stockholder vote. The Compensation Committee expects to continue to consider input from stockholders and the outcome of our say-on-pay votes when making future executive compensation decisions.

Corporate Governance Matters

Director Independence

The Board of Directors has affirmatively determined that each of the following directors and incumbent director nominees is independent within the meaning of the NASDAQ director independence standards: Edward M. Connor, Jr., M.D.; Wayne T. Hockmeyer, Ph.D.; Zola P. Horovitz, Ph.D.; William N. Kelley, M.D.; Adel A.F. Mahmoud, M.D., Ph.D; Marc R. Schneebaum; and Kevin M. Rooney. The Board of Directors has determined that Cynthia Collins, the Company’s President and Chief Executive Officer, a director and an incumbent director nominee, is not independent within the meaning of the NASDAQ director independence standards. The Board has also determined that all standing committees of the Board of Directors are composed entirely of independent directors.

Board Leadership Structure

The Board does not have a policy on whether the roles of Chairman of the Board and Chief Executive Officer should be separate. Historically, the Company has split the positions of the Chairman of the Board and Chief Executive Officer because we believe that this structure is appropriate given the differences between the two roles in our current management structure. Our Chief Executive Officer, among other duties, is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board, among other responsibilities, provides guidance to the Chief Executive Officer and presides over meetings of the full Board.

Board’s Role in Risk Oversight

Our management is responsible for managing risks in our business, including developing processes to manage and monitor risks. The Board views its role as one of oversight and of responsibility for setting a tone that risk management should be properly integrated with the Company’s strategy and culture. The Board focuses on understanding management’s risk management systems, the effectiveness of those systems, and the way in which management proactively manages risks. In addition, the Board utilizes the Nominating and Corporate Governance Committee, the Audit Committee and the Compensation Committee to manage risks that arise under each committee’s area of focus.

The Nominating and Corporate Governance Committee regularly reports to the Board on any suggested updates to the Company’s corporate governance guidelines that the committee feels would provide greater Board oversight of systems and processes that ensure the Company adheres to the principles of good governance by which it operates.

The Audit Committee oversees management’s maintenance of internal controls and procedures and its compliance with applicable legal and regulatory requirements. The Audit Committee also regularly reports to the Board on its findings, and has authority under its committee charter to discharge its oversight role.

The Compensation Committee reviews, and reports to the Board, on a regular basis, the results of the Company’s executive compensation and perquisite programs to ensure that they are properly coordinated to yield payments and benefits that are reasonably related to executive performance. In addition, the Compensation Committee reviews the compensation structures of the Company as a whole. In particular, this review considers whether compensation practices properly take into account an appropriate risk-reward relationship or encourage unnecessary and excessive risks that threaten the value of the Company. After reviewing the Compensation Committee’s reports on the Company’s compensation policies and practices, the Board has come to the conclusion that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Communication with the Board

The Company’s stockholders may communicate with the Board of Directors or any member thereof by sending any communication, in writing, by certified mail, to:

GenVec, Inc.
Attn: Corporate Secretary
65 West Watkins Mill Road
Gaithersburg, Maryland 20878

Any such communication should state the number of shares beneficially owned by the stockholder. All communications received in accordance with this policy will be forwarded by the Corporate Secretary to GenVec’s Chairman of the Board of Directors. The Chairman of the Board will relay all such communications to the appropriate director or directors on a periodic basis unless he determines that the communication:

•	does not relate to the business or affairs of GenVec or the functioning or constitution of the Board of directors or any of its committees;
•	relates to routine or insignificant matters that do not warrant the attention of the Board;
•	is an advertisement or other commercial solicitation or communication;
•	is frivolous or offensive; or
•	is otherwise not appropriate for delivery to directors.

The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made through the Company’s management and only in accordance with the Company’s policies and procedures, applicable law and regulations relating to the disclosure of information.

Executive Sessions of the Board of Directors

The Company’s non-management directors, who also constitute the Company’s independent directors, meet at each regularly scheduled Board meeting in executive session without management present. The Chairman of the Board presides over the meetings of the non-management directors.

Policy Regarding Directors Attendance at Annual Meetings of Stockholders

The Company does not have a policy requiring attendance of all directors at the Annual Meeting. All then-current directors attended the Company’s Annual Meeting of Stockholders in 2011.

Code of Business Conduct and Ethics

The Board has adopted the Code of Business Conduct and Ethics (the “Code”), which sets forth standards of expected conduct of the Chief Executive Officer, financial executives, directors, executive officers, and all employees of the Company. The Code includes policies on employment, conflicts of interest, confidential information, and requires strict adherence to all laws and regulations applicable to the conduct of the Company’s business. A copy of the Code can be found in the Investor Relations section on the Company’s website at www.genvec.com. The Company will disclose any amendment to the Code or waivers of the Code relating to the Company’s directors, executive officers, principal financial and accounting officers, or persons performing similar functions on its website within five business days following the date of any such amendment or waiver.

Director Stock Ownership Guidelines

Stock ownership guidelines have been established for members of the Board. These guidelines were established to align their interests with those of the stockholders and to strengthen their focus on activities that create shareholder value. Under these guidelines, each member of the Board shall own, either directly or beneficially through an investment vehicle, at least 500 shares of Common Stock of the Company (which shall be adjusted for stock splits and reclassifications). Shares of Common Stock underlying unexercised options held by a director are not included in the total number of shares of Common Stock owned by such director. The Nominating and Corporate Governance Committee may exempt a director from compliance with these guidelines if compliance would result in a hardship. As of December 31, 2011, each of the Company’s directors was in compliance with the stock ownership guidelines.

DIRECTOR COMPENSATION TABLE

Until September 2011, the Company’s policy for the compensation of non-employee directors provided that non-employee directors of the Company received $20,000 annually for their service on the Board of Directors, $2,000 for each Board meeting attended, and $1,000 for each committee meeting attended. Additionally, the chairman of each of the Company’s committees received an additional annual payment of $3,500 with the exception of the Audit Committee chairman who received an annual payment of $5,000. The Chairman of the Board of Directors received $24,000 annually, $4,000 for each Board meeting attended, and $1,000 per committee meeting.

The Compensation Committee, pursuant to its charter, periodically reviews the compensation of non-employee directors. In connection with the most recent such review, the Compensation Committee approved, in September 2011, a new policy for the compensation of non-employee directors, which provides that non-employee directors of the Company receive $30,000 annually for their service on the Board of Directors, $2,000 for each Board meeting attended, and $1,000 for each committee meeting attended. Additionally, under the new policy the chairman of each of the Company’s committees receives an additional annual payment of $7,000, with the exception of the Audit Committee chairman who receives an annual payment of $10,000. The Chairman of the Board of Directors receives $35,000 annually, $4,000 for each Board meeting attended, and $1,000 per committee meeting.

Directors who are employees of GenVec do not receive fees or other compensation for their services as directors. All directors are reimbursed for travel and other expenses incurred in the performance of their duties.

In addition, during 2011 each non-employee director was eligible to receive: (i) upon becoming a director, an option to purchase 2,000 shares of Common Stock that is exercisable ratably over a four-year period, and (ii) after our Annual Meeting of Stockholders each year, an annual grant of an option to purchase 1,500 shares of Common Stock, 50% of which becomes exercisable six months after the date of grant and 50% of which becomes exercisable 12 months after the date of grant. In the case of the Chairman of the Board, the annual grant is of an option to purchase 2,250 shares of Common Stock. Director options have an exercise price equal to the fair market value of GenVec Common Stock on the date of the grant and a ten-year term. These awards reflect the effect of the reverse stock split the Company affected on April 19, 2011 (the “Reverse Stock Split”).

In January 2012, the Board of Directors, upon the recommendation of the Compensation Committee, determined that, starting with the 2012 Annual Meeting, each non-employee director would be eligible to receive: (i) upon becoming a director, an option to purchase 20,000 shares of Common Stock that is exercisable ratably over a four-year period, and (ii) after our Annual Meeting of Stockholders each year, an annual grant of an option to purchase 15,000 shares of Common Stock, 50% of which becomes exercisable six months after the date of grant and 50% of which becomes exercisable 12 months after the date of grant. In the case of the Chairman of the Board, the annual grant is of an option to purchase 22,500 shares of Common Stock. Director options have an exercise price equal to the fair market value of GenVec Common Stock on the date of the grant and a ten-year term.

The following table details the total compensation earned by the Company’s non-employee directors in 2011:

Name(1)	Fees Earned or Paid in Cash(2) ($)	Option Awards(3) ($)		Total ($)
Edward M. Connor, Jr., M.D.	$26,596	$8,201	(3)	$34,797
Wayne T. Hockmeyer, Ph.D.	$53,240	$3,515	(3)	$56,755
Zola P. Horovitz, Ph.D.	$65,049	$5,272	(3)	$70,321
William N. Kelley, M.D.	$50,240	$3,515	(3)	$53,755
Adel A.F. Mahmoud, M.D., Ph.D.	$25,596	$8,201	(3)	$33,797
Kevin M. Rooney	$40,772	$3,515	(3)	$44,287
Joshua Ruch(4)	$15,176	$—		$15,176
Marc R. Schneebaum	$53,155	$3,515	(3)	$56,670

(1)	Dr. Fischer, the President and Chief Executive Officer of GenVec, did not receive any compensation as a director of the Company. Dr. Fischer’s compensation is disclosed in the Summary Compensation Table.
(2)	All annual retainers payable to the chairman of the board, the chairman of each committee and for the directors in general are paid in quarterly installments. Because the increases in the amounts of such annual retainers were approved in September 2011, the amounts payable for the third quarter of 2011 were prorated.
(3)	On June 15, 2011, each of the Company’s continuing non-management directors received an option to purchase 1,500 shares, which had an aggregate grant date fair value of $3,515, except for Dr. Horovitz, who received an option to purchase 2,250 shares, which had an aggregate grant date fair value of $5,272. In addition, Drs. Connor and Mahmoud each received an option to purchase 2,000 shares, which had an aggregate grant date fair value of $4,686, when they were elected to the Board of Directors. All fair values have been computed in accordance with ASC Topic 718.
(4)	Mr. Ruch did not stand for re-election at the Annual Shareholder Meeting on June 15, 2011.

As of December 31, 2011, each director had the following number of vested and unvested options outstanding:

Name(1)	Total (#)	Vested (#)	Unvested (#)
Edward M. Connor, Jr., M.D.	3,500	750	2,750
Wayne T. Hockmeyer, Ph.D.	15,000	14,250	750
Zola P. Horovitz, Ph.D.	19,529	18,404	1,125
William N. Kelley, M.D.	17,000	16,250	750
Adel A.F. Mahmoud, M.D., Ph.D.	3,500	750	2,750
Kevin M. Rooney	8,000	6,750	1,250
Joshua Ruch(2)	13,529	13,529	—
Marc R. Schneebaum	9,500	8,750	750

_________________

(1)	All unvested options vest on June 15, 2012 for all directors with the exception of Mr. Rooney’s, Dr. Connor’s and Dr. Mahmoud’s options. Mr. Rooney has 750 options that will vest on June 15, 2012, with the remaining 500 options vesting on January 16, 2012. Drs. Connor and Mahmoud each have

750 options that will vest on June 15, 2012, with the remaining 2,000 options vesting ratably over four years beginning on June 15, 2012.
(2)	Mr. Ruch did not stand for re-election at the Annual Shareholder Meeting on June 15, 2011.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee has ever been an executive officer or employee of ours. None of our executive officers currently serves, or has served during the last completed fiscal year, on the Compensation Committee or Board of Directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Related Person Transactions

We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. The Company’s senior management is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related party transactions, including obtaining annual written certifications of the directors and executive officers with respect to their knowledge of related person transactions. The Company’s senior management is responsible for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. The Audit Committee reviews and approves or ratifies any related party transaction that meets the standard for disclosure under the SEC rules. The Audit Committee’s review of related party transactions, including information reported to the Audit Committee by senior management and the written certifications, encompasses transactions with related persons within the meaning of Item 404(a) of Regulation S-K as promulgated by the SEC. The Audit Committee reviews each potential related party transaction on its underlying merit. In accordance with the Audit Committee’s practices, in the course of its review and approval or ratification of related person transactions, the Committee considers:

•	the nature of the related person’s interest in the transaction;
•	the material terms of the transaction, including, without limitation, the amount and type of transaction;
•	the importance of the transaction to the related person;
•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and
•	any other matters the committee deems appropriate.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

This section describes the 2011 executive compensation program for our “named executive officers.” In 2011, these officers were:

•	Paul H. Fischer, Ph.D., our President and Chief Executive Officer, who retired on May 22, 2012
•	Douglas J. Swirsky, Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary
•	Bryan T. Butman, Ph.D., Senior Vice President, Vector Operations
•	Douglas E. Brough, Vice President, Research
•	Michael C. Tucker, Vice President, Legal Affairs and Strategy

Compensation decisions for the CEO are recommended by the Compensation Committee (the “Committee”) and approved by the Board of Directors, while decisions for the other named executives are proposed by the CEO, then reviewed and approved by the Committee.

Executive Summary

Overview of 2011 Performance

The core objectives for 2011 were to advance our product pipeline, enhance the differentiation and ownership of our core technology and expand our partnering efforts. Progress in all areas was achieved and is summarized as follows:

•	Hearing Loss Program: We developed new preclinical data, advanced regulatory and clinical planning, and produced clinical supplies. Each of these accomplishments are critical elements for clinical testing.
•	Foot and Mouth Disease (FMD) Program: Field safety testing was initiated in 2011 and subsequently completed in early 2012. This study is necessary for obtaining a conditional license for use of the FMD vaccine in the National Veterinary Stockpile. Transfer of key technology to Merial, our commercial partner for FMD, was accomplished, enabling further testing of FMD vaccines.
•	Dengue Fever Program: We achieved initial animal testing of our dengue fever vaccine, a collaborative program with U.S. Naval Medical Research Center (NMRC). The data from these tests were necessary to drive further development of this vaccine program.
•	Respiratory Syncytial Virus (RSV) Program: We developed compelling preclinical data and a clear clinical development plan for our RSV vaccine program, both of which are necessary to establish a partnership around this vaccine candidate. We also began partnering discussions for this program.
•	Herpes Simplex Virus (HSV) Program: We established preclinical efficacy for our HSV vaccine program, a necessary step to establish preclinical proof of concept data for recurrent genital herpes, the target indication for this program.

Highlights of Our Compensation Program

Key design components and features of our executive compensation program are:

•	Direction and oversight by the Committee on executive compensation practices.
•	The Committee’s use of Towers Watson, an independent compensation consultant.
•	Total compensation for executives is guided by the 50th percentile of comparable organizations’ compensation data.
•	A substantial portion of compensation is based on the Annual Performance Award Plan, which provides variable payouts to the executives if they meet pre-established corporate and individual goals, thereby tying a portion of their pay to the organization’s performance.
•	The CEO’s Annual Performance Award Plan is 100% based on corporate goals in order to fully align his/her interests with those of the organization.
•	Use of stock options as equity incentive awards, which we believe is the most prevalent form of equity among biotechnology companies.
•	Market competitive severance and limited change in control policies.
•	No supplemental executive benefits or perquisites.

Objectives and Philosophy

Compensation of our named executive officers is designed not only to attract and retain a quality executive team with the skills the Company believes are necessary to achieve its business plan, but also to reward those individuals over time who continue to perform at or above expectations. We have three key objectives for our program:

Align the interests of our executive officers with those of our stockholders	• Equity compensation is a meaningful portion of total target compensation.
• We use stock options, which do not realize value unless share price increases.
Focus named executive officers on key corporate goals	• We tie performance goals to our business objectives so that executives are rewarded when the organization is successful.

•

Incentive awards are directly aligned with performance goals and if these goals are surpassed, the plan provides for higher levels of award payouts. Conversely, if these goals are less than fully achieved, lower levels are awarded.

Provide a competitive total compensation package that will enable us to attract and retain talent	• We structure our compensation and benefits program after considering the 50th percentile of our primary competitors.
• Our stock options encourage retention and continuity of service.

Process for Determining Executive Compensation

Role of the Committee and the CEO

•	In order to determine compensation for the named executive officers, the Committee reviews competitive information on executive compensation practices from our peer companies as well as an assessment of overall corporate performance and individual performance.
•	The CEO provides a performance review and compensation recommendation for each named executive officer, other than the CEO.
•	The CEO does not submit an assessment of the CEO’s own performance, does not present a recommendation on the CEO’s own compensation, and does not participate in the portion of the meeting where the CEO’s compensation is determined.
•	The Committee recommends the CEO’s compensation to the Board of Directors and approves compensation for the other named executive officers.

Role of the Independent Consultant

The Committee has retained Towers Watson to provide them with independent compensation data, objective analysis and guidance. Towers Watson reports directly and exclusively to the Committee. Towers Watson has served as the Committee’s independent consultant since 2006 and does not provide any other services to the Company.

•	Towers Watson has historically prepared a competitive assessment that covers base salaries, annual performance awards and stock option awards, which is intended to help the Committee determine whether executive compensation is adequate to meet the Company’s objective of attracting and retaining key executives.
•	Towers Watson’s competitive assessment also covers the Company’s compensation objectives and practices based, in part, on data drawn from peer companies for that year.

•	The competitive assessment is typically received in the late third or fourth quarter, and is then used to both set executive compensation for the next year, and to influence the Committee’s final decisions with respect to the payment of annual performance awards for the current year.

The Committee requested a compensation review in 2010 to be used in the Committee’s assessment of 2011 annual performance.

Setting Executive Compensation

Use of Market Compensation Data

In making 2011 compensation decisions, the Committee reviewed market compensation data from the 2010 Radford Biotechnology Survey (the “Radford Survey”). The Radford Survey provides data for a broad group of biotechnology companies and segments the data by number of employees. The Committee reviewed data for companies with 50 – 150 employees, consistent with the size of GenVec.

In addition to the Radford Survey, the Committee reviewed the Towers Watson competitive assessment, which includes data from annual proxy statements of select biotechnology peer companies (“Proxy Peer Group”). In 2010, the Committee asked Towers Watson to develop a new Proxy Peer Group given GenVec’s new business strategy, which focuses on research partnerships and collaborations to develop and commercialize drug and vaccine products. In recommending new companies for the Proxy Peer Group, Towers Watson applied the following criteria:

•	Early-stage drug and vaccine research and development (generally pre-clinical to Phase II);
•	Research and development partnerships are a key element of the company’s business strategy; and
•	Similar in size to GenVec based on revenues, market capitalization and employees.

The 20 companies identified by Towers Watson and reviewed and approved by the Committee include:

Allos Therapeutics, Inc.	Maxygen, Inc.
Anadys Pharmaceuticals Inc.	Nabi Biopharmaceuticals Inc.
Array BioPharma, Inc.	Peregrine Pharmaceuticals Inc.
Celldex Therapeutics, Inc.	Repligen Corporation
Cyclacel Pharmaceuticals, Inc.	Sunesis Pharmaceuticals Inc.
Cytokinetics Inc.	StemCells Inc.
Marina Biotech, Inc.	Telik Inc.
ArQule Inc.	Curis, Inc.
Dynavax Technologies Corp.	Novavax, Inc.
Sangamo Biosciences Inc.	Vical, Inc.

The Committee believes that the use of both the Radford Survey and the Proxy Peer Group data provides it with the best overall mix of competitive information. The Committee believes that the Radford Survey is commonly used within the biotechnology industry, which is consistent with the objective of providing competitive levels of compensation, and it provides data for comparable positions for each of the named executive officers.

The Committee also believes that using the Proxy Peer Group data provides the ability for peer compensation data to be focused on a specific group of biotechnology companies most similar to GenVec. However, for the Company’s Senior Vice President, Vector Operations, the Committee only used the Radford Survey because the Proxy Peer Group does not provide sufficient data for this particular position.

The Committee does not have a policy of setting compensation components, or total compensation, exactly at the 50th percentile of the Radford Survey or the Proxy Peer Group, nor does the Committee formally weight the Radford Survey and Proxy Peer Group Data in making its compensation decisions. Rather, the information is used by the Committee as a guide in setting compensation levels, salaries, annual performance awards and stock option grants. The Committee feels that, in general, GenVec’s compensation opportunities should align with the 50th percentile, but it does not apply a formulaic approach. It uses this information to provide it with a solid understanding of compensation practices at the level that it believes best serves the Company’s overall compensation objectives discussed above.

The Committee focuses on reviewing information for the 50th percentile because of its view, which is consistent with Towers Watson’s advice, that maintaining competitive levels of compensation to attract and, more importantly, retain the named executive officers is best achieved when compensation opportunities are consistent with the 50th percentile. While the Committee observes data at the 25th and 75th percentiles, this information is not typically used in its decisions. In practice, the Committee may set a particular component above or below the 50th percentile based on factors discussed more fully in the “Base Salaries,” “Annual Performance Award Plan,” and “Long-term Incentives” sections. Additionally, actual compensation realized under the Annual Performance Award and Stock Option plans could ultimately vary from the 50th percentile depending on performance.

Components of Executive Compensation

Summary of Total Direct Compensation

Base Salary	• Provides a stable annual income at a level consistent with individual contributions and experience.	• Base salaries are reviewed annually and adjusted periodically based on individual performance, promotions and trends in competitive market data.
Annual Performance Plan Awards	• Aligns executives’ interests with those of the organization by promoting increased shareholder value and improved financial results.	• The target annual performance award opportunities are expressed as a percent of base salary: 50% for the CEO, 35% for the CFO and 30% for the other named executive officers.
	• Rewards executives when the company achieves critical financial and operational performance goals.	• The CEO’s award is 100% based on corporate goals, while the other named executive officers’ awards are 70% based on corporate goals and 30% based on individual goals.
• Acts as an attraction and retention tool by providing compensation competitive with peer organizations.
Annual Stock Option Grants	• Aligns the interests of stockholders and executives.	• Stock options are the primary form of equity provided annually to the executives.
	• Promotes retention through wealth creation, ownership and vesting.	• These awards generally vest over a four-year period to further emphasize retention.

Base Salaries

The Committee recommends a base salary level for the CEO and approves base salary levels for the other named executive officers based on individual performance, promotions, and trends in the 50th percentile. In instances where an executive officer is a key strategist, well known in a particular field of expertise, or creates policies that may lead to product development, the Committee may provide compensation above the 50th percentile. In considering base salary levels, the Committee gives most weight to the CEO’s performance assessment of each named executive officer (other than himself/herself).

In January 2011, based on the factors described above, the Committee approved the base salary increases for the Named Executive Officers indicated in the following table. In addition to the factors described above for setting base salary levels, the footnotes to the table provide additional specific factors that were important to the base salary decisions for the year:

	2010 Base Salary	2011 Base Salary	% Increase	2011 Base relative to 50th percentile
President and CEO(1)	$422,300	$460,750	9.1%	95%
SVP, CFO, Treasurer & Corporate Secretary(2)	$294,786	$302,745	2.7%	104%
SVP, Vector Operations(1)	$253,483	$270,750	6.8%	95%
VP, Research(3)	$250,000	$258,750	3.5%	94%
VP, Legal Affairs & Strategy(3)	$255,000	$262,650	3.0%	103%

(1)	The President and CEO and the SVP, Vector Operations each initially received a 2.7% merit increase for 2011. In September of 2011, after further consideration of market data, each of these officers received an additional salary adjustment to bring each closer to the 50th percentile.
(2)	The SVP, CFO, Treasurer & Corporate Secretary received a merit increase consistent with the Company’s overall approach to merit based compensation increases.
(3)	The VP, Research and VP, Legal Affairs & Strategy increases considered not only merit increases but that in 2011 each of these officers took on additional responsibility within the Company, which was also reflected by their becoming executive officers in 2011.

Annual Performance Award Plan

Each year, the named executive officers have the opportunity to receive annual performance awards through participation in the Company’s Annual Performance Award Plan. Participants in this plan are eligible to receive a target payment that is expressed as a percentage of the participant’s base salary and that is based on performance of the Company and each named executive officer’s overall individual performance (with the exception of the CEO).

The target annual performance award opportunity is expressed as a percentage of base salary and has historically been consistent with the peer group 50th percentile, referencing both the Radford Survey and the Proxy Peer Group Data received at the end of the prior year. Annual performance award opportunities for 2011 were set at 50% of base salary for the CEO, 35% of base salary for the CFO and 30% of base salary for the other named executive officers. For all named executive officers, the 2011 annual performance award opportunity was at the peer group 50th percentile of the Radford Survey and the percentages were the same for each named executive officer as they had been in 2010. The Proxy Peer Group data received in late in the 3rd quarter validated that the annual performance award opportunity was consistent with the Proxy Peer Group.

For the CEO, 100% of the annual performance award is payable based on corporate goals. For the other named executive officers, 70% is payable based on corporate goals and 30% is payable based on individual goals.

2011 Performance Goals

The corporate goals for 2011, level of achievement and weight are described below:

• Hearing loss:	Advance program to Investigational New Drug (IND) status (weighted 20%).
• RSV vaccine:	Advance the program to a partnership or phase I clinical plan (weighted 25%).
• HSV vaccine:	Positive data in mouse model (weighted 15%).
• FMD Vaccine:	Conditional license (weighted 5%), technology evaluation by Merial (weighted 5%).
• Other programs:	Supporting data for vaccine pipeline development (weighted 15%), TNFerade license (weighted 5%).
• Financial goal:	Overall cash burn of no more than $4 million (weighted 15%).

In general, achievement of 100% of the corporate goals and the Committee’s positive evaluation of individual performance will result in an annual incentive award payment to the individual at the target level. The Committee retains the discretion to pay the annual performance awards at levels below or above the target level as it evaluates both the achievement of corporate goals, taking into account the weightings assigned to each goal, and the individual performance of the executives. The Committee retains the right not to make any payments if, in their judgment, it is not feasible based on the financial state of the Company or other business concerns related to the Company. In order to validate its overall approach, the Committee also considers any Proxy Peer Group Data received at the end of the performance year, as that data is more current than the data received before the beginning of the year.

The Committee determined that the executives performed solidly and that the payments under the Company’s annual performance award plan should reflect the organization’s achievements.

For purposes of the portion of the annual performance award that is based on individual performance for the named executive officers other than our CEO, the Committee considered the following individual accomplishments:

•	SVP, CFO, Treasurer and Corporate Secretary: (1) strong support of core programs through management of financial and accounting functions, business development, information technology and facilities; and (2) focus on outreach efforts to the institutional investor base and effect reverse stock split.
•	SVP, Vector Operations: (1) advancement of FMD vaccine to field safety testing; and (2) production of clinical supplies for the Hearing Loss program.
•	VP, Research: (1) research and development support for hearing loss lead and back up programs; (2) development of key new data supporting product pipeline; and (3) advance our core technology base through differentiation and strengthen our intellectual property base.
•	VP, Legal Affairs & Strategy: Coordinated with internal staff and outside counsel to extend protections for key intellectual property rights.

The following chart summarizes the bonuses paid in 2012 to each of the named executive officers for 2011 performance.

Named Executive Officer	Target Award ($)	Corporate Goals (%)	Individual Goals (%)	Corporate Goals (%)	Individual Goals (%)	% of Target Award (%)	Dollar Amount ($)
President & CEO	$230,375	100	0	50	n/a	50	$115,188
SVP, CFO, Treasurer & Corporate Secretary	$105,961	70	30	50	40	47	$49,802
SVP, Vector Operations	$81,225	70	30	50	40	47	$38,176
VP, Research	$77,625	70	30	50	85	60	$46,963
VP, Legal Affairs & Strategy	$78,795	70	30	50	20	41	$32,306

Long-term Incentives

Annual Stock Option Grants

The Company uses stock options for its equity incentive awards in order to be consistent with its objective to align the interests of stockholders and its executives. Stock options were selected for two reasons: (1) the realizable value of the options to employees is dependent on an improvement in stock price; and (2) stock options continue to be the most prevalent form of equity award at biotechnology companies, according to Towers Watson’s research.

Stock options are awarded annually and are considered part of total compensation, along with base salary and annual performance awards. Stock options generally vest over a four-year period, with one-eighth of each option grant vesting six months after the date of grant and the remainder vesting ratably over the following 42 months. This vesting schedule was selected because of the Company’s belief that it is consistent with industry practice while still providing a relatively long retention benefit.

Prior to the Committee setting the size of option awards, the CEO makes a recommendation to the Committee for the other named executive officers. The CEO generally uses the Radford Survey and Proxy Peer Group as a starting point in developing his recommendations (other than for the CEO) and those data are also available to the Committee when it makes its decisions. In 2011, the CEO relied on the Radford Survey and the updated Proxy Peer Group data.

Following review of the market compensation data and the CEO’s recommendations, the Committee also considers, in its collective experience and judgment, the CEO’s individual performance assessments of the other named executive officers and other factors including the number of options already held by the executive and retention considerations. No formal weightings are applied to these factors in determining the size of option grants.

The following table summarizes the stock options awarded to the named executive officers in 2011.

	Options Awarded	Grant Fair Value
President and CEO	40,000	$176,036
SVP, CFO, Treasurer and Corporate Secretary	20,000	$88,019
SVP, Vector Operations	20,000	$88,019
VP, Research	20,000	$88,019
VP, Legal Affairs & Strategy	20,000	$88,019

Timing of Equity Grants and Other Equity Granting Policies

Annual stock option grants are made in the first quarter of each fiscal year. These awards are discussed during the same meeting when the Committee determines all elements of the executive officers’ compensation for the year.

Stock options that are granted as part of the long-term incentive program are granted with an exercise price equivalent to the closing price of the Common Stock on NASDAQ Capital Market on the date of grant. Stock options that are granted to any newly hired or promoted executive officers during the course of the year must be approved by the Committee prior to extending an offer or promotion. The exercise price of stock options granted to a newly hired executive officer is set at the closing price of GenVec’s Common Stock on NASDAQ on the start date of the executive officer. The exercise price of stock options granted to an executive officer when the officer is promoted is set on the effective date of the promotion.

The Company does not currently maintain any formal policy regarding executive officer stock ownership or the hedging of economic risk related to such stock ownership nor does it have any program, plan or obligation that requires it to grant equity compensation to any executive on specified dates. The authority to make equity grants to executive officers rests with the Committee, although, as noted above, the Committee does consider the recommendations of the CEO in setting the stock option grants of the other named executive officers.

Executive Perquisites and Supplemental Benefits

We do not provide any executive perquisites or supplemental benefits.

Severance and Change in Control Policies

GenVec has salary continuation agreements with each of the named executive officers and change in control agreements with the CEO and the SVP, CFO, Treasurer and Corporate Secretary. The Company entered into these severance arrangements because it believed that they are important to attract and retain qualified executive officers due to the prevalence of similar provisions in the market in which it competes for executives. An executive compensation assessment provided by Towers Watson when these programs were initially put in place confirmed through a review of peer group data that the Company’s severance and change in control practices were consistent with the practices in the peer group.

GenVec’s salary continuation agreements provide payments upon termination without cause. As discussed above, these agreements are provided based on competitive market practice. The Company also desires to provide some level of income continuity should an executive’s employment be terminated without cause. In doing so, the Company achieves greater management stability and minimizes costs involving unwanted management turnover.

Under the terms of the salary continuation agreements, if the named executive officer is terminated without cause and other than by reason of death or disability, the executive will be paid the executive’s regular base salary for a specified period. For the CEO, the period is 24 months; for the other named executive officers, it is 12 months. The named executive officer will also receive a bonus equal to the bonus paid to the officer for the fiscal year preceding the termination date, pro rata. These agreements also include continued health and welfare benefits for the same period as salary continuation, a non-compete for the same period as the salary continuation and a non-disparagement clause.

The change in control agreements with the CEO and the SVP, CFO, Treasurer and Corporate Secretary provide payments upon termination without cause following a change in control. As discussed above, these agreements are provided based on competitive market practice. The agreements are also designed to ensure that the executive’s interests remain aligned with stockholders while the Company considers, or during the pendency of, a transaction that involves a change of control.

Under the terms of the change in control agreement, if a change in control event occurs and if the CEO’s employment is terminated or if the CEO resigns for good reason following a change in control, he would receive a lump sum payment equal to his monthly salary and average monthly bonus times 24, continued health and welfare benefits for a 24 month period and a pro-rata bonus for the termination year. In addition, his agreement allows for an excise tax gross-up payment, reimbursement of certain legal costs, and the accelerated vesting of all unvested options at termination. The SVP, CFO, Treasurer and Corporate Secretary’s agreement is similar, except his agreement uses a multiple of 18 months in place of 24 months.

Additional information regarding these agreements, including a definition of key terms and a quantification of benefits that would be received by the named executive officers had termination or a change in control occurred on December 31, 2011, is found below under the heading “Potential Payments on Termination or Change in Control.”

Compensation Deductibility Policy

Under Section 162(m) of the Code and applicable Treasury regulations, no tax deduction is allowed for annual compensation in excess of $1.0 million paid to the CEO and the three most highly compensated executive officers (other than the CFO). Performance-based compensation that has been approved by stockholders, however, is excluded from the $1.0 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the Board Committee that establishes such goals consists only of “outside directors” as defined for purposes of Section 162(m). The applicability of Section 162(m) in the Company’s compensation programs influences the overall design of the Company’s compensation program, including the decision to use stock options.

At this time, however, the Section 162(m) $1.0 million cap does not directly impact the cash compensation programs given that stock options qualify as performance-based compensation and none of the executive officers is expected to receive greater than $1.0 million in cash compensation. The Company intends to continue to monitor the applicability of Section 162(m) and expects that it will make efforts to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162(m) so long as doing so is compatible with its determinations as to the most appropriate methods and approaches for the design and delivery of compensation to the named executive officers.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section of the Company’s Proxy Statement for 2012. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and in the Company’s Proxy Statement for 2012.

Compensation Committee:
March 5, 2012

Wayne T. Hockmeyer, Ph.D. (Chair)
Edward M. Connor, Jr. M.D.
William N. Kelley, M.D.
Marc R. Schneebaum

EXECUTIVE COMPENSATION TABLES AND INFORMATION

Summary Compensation Table

The following table summarizes the total compensation paid or earned by each of the named executive officers for the year ended December 31, 2011:

Name and Principal Position(1)	Year	Salary ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)		Total ($)
Paul H. Fischer, President and Chief Executive Officer	2011	441,284	—	176,036	115,188	19,985		752,493
	2010	422,300	—	654,094	53,000	6,125		1,135,519
	2009	410,000	71,100	118,384	205,000	6,125		810,609

Douglas J. Swirsky, Sr. Vice President, Chief Financial Officer, Treasurer and Corporate Secretary	2011	302,745	—	88,019	49,802	13,825		454,391
	2010	294,786	—	245,285	40,000	650		580,721
	2009	286,200	39,500	70,096	85,000	1,193		481,989

Bryan T. Butman, Sr. Vice President, Vector Operations	2011	263,249	—	88,019	38,176	13,825		403,269
	2010	253,483	—	245,285	30,000	6,125		534,893
	2009	246,100	39,500	70,096	75,000	7,162	(5)	437,858
Douglas E. Brough, Vice President, Research	2011	258,750	—	88,019	46,963	11,515		405,247

Michael C. Tucker, Vice President, Legal Affairs and Strategy	2011	262,650	—	88,019	32,306	11,515		394,490

(1)	In 2011, the Company had a total of five executive officers, two of whom, Dr. Brough and Mr. Tucker, were named in 2011.
(2)	Amounts represent the aggregate grant date fair value as computed in accordance with ASC Topic 718.
(3)	Represents amounts earned under the Company’s annual performance award plan for the respective year. The Company’s 2011 annual performance award plan is further discussed in the “Compensation Discussion and Analysis” portion of this Proxy Statement.
(4)	Includes compensation associated with vested stock awards and matching contributions for each executive officer allocated by the Company under GenVec’s 401(k) plan and market value of vested restricted stock awards.
(5)	Includes a $1,037 Anniversary bonus.

Grants of Plan Based Awards

The following table presents information on equity awards granted under the 2002 Stock Incentive Plan and awards granted under the annual performance award plan during the year ended December 31, 2011 to the named executive officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options (#)(2)(3)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Paul H. Fischer	1/19/11		230,375
	1/19/11				40,000	5.70	176,036
Douglas J. Swirsky	1/19/11		105,961
	1/19/11				20,000	5.70	88,019
Bryan T. Butman	1/19/11		81,225
	1/19/11				20,000	5.70	88,019
Douglas E. Brough	1/19/11		77,625
	1/19/11				20,000	5.70	88,019
Michael C. Tucker	1/19/11		78,795
	1/19/11				20,000	5.70	88,019

(1)	Represents the potential amounts to be paid under our 2011 annual performance award plan. For further explanation of the 2011 annual performance award plan, including the target amount set by the Compensation Committee (as a percentage of their base salary) that each named executive officer was entitled to earn, see the “Compensation Discussion and Analysis” section of this Proxy Statement.
(2)	All options were granted under the Company’s 2002 Stock Incentive Plan, and vest over a four-year period, with 12.5% vesting six months after the grant date and the remaining shares vesting ratably over the remaining 42 months.
(3)	All awards have been adjusted to reflect the effect of the Reverse Stock Split.

Outstanding Equity Awards at Fiscal Year End

The following table provides information with respect to outstanding stock options and restricted stock awards held by the named executive officers as of December 31, 2011. All outstanding grants listed below were made under the Company’s 2002 Stock Incentive Plan.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)(2)	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)(4)
Paul H. Fischer	4,000	—	40.50	1/18/2012
	6,000	—	32.50	7/30/2012
	15,000	—	32.10	1/15/2014
	15,000	—	18.80	1/19/2015
	15,000	—	16.90	1/18/2016
	20,000	—	26.10	1/18/2017
	29,375	625	17.90	1/16/2018
	27,708	10,292	4.10	1/22/2019
	19,167	20,833	22.00	1/20/2020
	9,167	30,833	5.70	1/19/2021
					4,500	10,485
Douglas J. Swirsky	30,000	—	11.30	9/18/2016
	3,000	—	26.10	1/18/2017
	14,688	312	17.90	1/16/2018
	16,407	6,093	4.10	1/22/2019
	7,188	7,812	22.00	1/20/2020
	4,583	15,417	5.70	1/19/2021
					2,500	5,825
Bryan T. Butman	500	—	31.60	2/20/2012
	2,000	—	32.50	7/30/2012
	3,000	—	32.10	1/15/2014
	4,500	—	18.80	1/19/2015
	7,500	—	16.90	1/18/2016
	7,500	—	26.10	1/18/2017
	17,135	365	17.90	1/16/2018
	16,406	6,094	4.10	1/22/2019
	7,188	7,812	22.00	1/20/2020
	4,583	15,417	5.70	1/19/2021
					2,500	5,825
Douglas E. Brough	1,000	—	32.50	7/30/2012
	1,250	—	32.10	1/15/2014
	500	—	39.50	3/1/2014
	2,500	—	18.80	1/19/2015
	2,500	—	16.90	1/18/2016
	4,000	—	26.10	1/18/2017
	2,448	52	17.90	1/16/2018
	3,667	333	21.80	4/16/2018
	2,917	1,083	4.10	1/22/2019
	5,990	6,510	22.00	1/20/2020
	1,604	1,896	17.90	2/1/2020
	4,583	15,417	5.70	1/19/2021
					1,750	4,078
Michael C. Tucker	6,000	—	23.80	9/10/2017
	2,448	52	17.90	1/16/2018
	3,833	167	13.60	2/15/2018
	7,292	2,708	4.10	1/22/2019
	5,990	6,510	22.00	1/20/2020
	1,604	1,896	17.90	2/1/2020
	4,583	15,417	5.70	1/19/2021
					1,750	4,078

(1)	All awards have been adjusted to reflect the effect of the Reverse Stock Split.

(2)	The options indicated in the table above as unexercisable at December 31, 2011 result from the following option grants which vest over a four year period with 12.5% vesting after six months from the date of grant and the remainder vesting ratably over the next 42 months.

On January 16, 2008, Dr. Fischer was granted 30,000 options, Mr. Swirsky was granted 15,000 options, Dr. Butman was granted 17,500 options, Dr. Brough was granted 2,500 options, and Mr. Tucker was granted 2,500 options.

On February 15, 2008, Mr. Tucker was granted 4,000 options.

On April 16, 2008, Dr. Brough was granted 4,000 options.

On January 22, 2009, Dr. Fischer was granted 38,000 options, Mr. Swirsky and Dr. Butman were granted 22,500 options each, Dr. Brough was granted 4,000 options, and Mr. Tucker was granted 10,000 options.

On January 20, 2010, Dr. Fischer was granted 40,000 options, Mr. Swirsky and Dr. Butman were granted 15,000 options each, Dr. Brough and Mr. Tucker were granted 12,500 options each.

On February 1, 2010, Dr. Brough and Mr. Tucker were each granted 3,500 options.

On January 19, 2011, Dr. Fischer was granted 40,000 options and Mr. Swirsky, Dr. Butman, Dr. Brough, and Mr. Tucker were each granted 20,000 options.

(3)	The restricted stock awards indicated in the table above were granted on October 14, 2009 and will vest on October 14, 2012.
(4)	The market value of the shares of Common Stock that have not vested is based on the closing price of our Common Stock on the NASDAQ Capital Market of $2.33 on December 31, 2011.

Option Exercises and Stock Awards Vested in the Fiscal Year

The following table provides information with respect to stock options and restricted stock awards held by the named executive officers that were either exercised or vested during the fiscal year ended December 31, 2011. All grants listed below were made under the Company’s 2002 Stock Incentive Plan.

	OPTION EXERCISES AND STOCK VESTED
	OPTION AWARDS		STOCK AWARDS
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (#)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Paul H. Fischer, Ph.D	0	0	4,500	13,860
Douglas J. Swirsky	0	0	2,500	7,700
Bryan T. Butman, Ph.D	0	0	2,500	7,700
Douglas E. Brough, Ph.D	0	0	1,750	5,390
Michael C. Tucker	0	0	1,750	5,390

(1)	The value realized of the shares of Common Stock that have vested is based on the closing price of our Common Stock on the NASDAQ Capital Market of $3.08 on October 14, 2011, the day the stock awards vested.

Under the terms of the stock option award agreements, a “change in control” means the occurrence of any of the following events:

•	any person becomes the beneficial owner of 40% or more of the Company’s Common Stock;
•	the Company’s stockholders approve a merger, consolidation, share exchange, division or other reorganization of the Company with any other organization;
•	the Company’s stockholders approve a complete plan of liquidation, winding-up of the Company, or an agreement for the sale or disposition of all or substantially all of the Company’s assets; or
•	during any twenty-four month period, individuals who at the beginning of such period constituted the Board cease for any reason to constitute at least a majority of the Board.

Potential Payments on Termination or Change in Control

The following discussion should be read in light of the fact that, as described above, on May 22, 2012, Dr. Fischer retired as the President and Chief Executive Officer of GenVec.

Salary Continuation Agreements.  The Company entered into a salary continuation agreement with Dr. Fischer and Mr. Swirsky pursuant to a form of agreement that was adopted in October 2002 and entered into amendments of these agreements in December 2008 to provide for technical compliance with certain Treasury regulations. The Company has also entered into salary continuation agreements with Drs. Butman and Brough and Mr. Tucker with terms substantially similar to the form of agreement adopted in October 2002 as amended by the December 2008 amendment. Under the terms of the salary continuation agreements, if the named executive officer is terminated without “cause” (as defined below) and other than by reason of death or disability, the officer will be paid the officer’s regular base salary for a specified period. For Dr. Fischer, the period is 24 months; for each of the other named executive officers it is 12 months. The named executive officer will also receive a pro-rata bonus equal to the product of the bonus paid to the officer for the fiscal year preceding the termination date, divided by 12 months times the number of months of service during the year of termination. These agreements also include continued health and welfare benefits for the same period as salary continuation, a non-compete for the same period as the salary continuation and a non-disparagement clause.

The table below shows the amount each of the named executive officers would have been entitled to receive in the event of a qualifying termination by the Company as of December 31, 2011, pursuant to the terms of the applicable salary continuation agreements and the terms of the stock option plan under which the options were originally granted, either the Company’s 2002 Stock Incentive Plan or the 1993 Employee Stock Option Plan.

	Cash Severance Payments ($)(1)	Continuation of Benefits ($)(2)	Total ($)
Paul H. Fischer, Ph.D.	974,500	31,507	1,006,007
Douglas J. Swirsky	342,745	20,292	363,037
Bryan T. Butman, Ph.D	300,750	12,618	313,368
Douglas E. Brough, Ph.D	291,750	16,295	308,045
Michael C. Tucker	295,650	16,319	311,969

(1)	Includes salary continuation for the period specified in the executive officer’s salary continuation agreement and the pro-rata bonus amount. For the purposes of the table, the Company used the amount of the actual bonus earned by each executive officer in 2010 and paid in 2011, which is set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above.
(2)	Includes the cost of medical, dental, life, accidental death and dismemberment and long-term disability insurance for the period specified in the salary continuation agreement.

Under the terms of the salary continuation agreements, “cause” is defined to include:

•	the willful and continued failure of the named executive officer to substantially perform his duties;
•	willfully engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company;
•	personal dishonesty or breach of fiduciary duty to the Company for personal benefit at the expense of the Company; or
•	willfully violating any law, rule, regulation, or order in a manner that is materially and demonstrably injurious to the Company.

Acceleration of Stock Awards.  The form of stock option award agreements for stock option grants and restricted stock awards made to each of the named executive officers provides that in the event of a change in control (as defined below), all unvested equity awards will accelerate in full. The following table sets forth the value of the acceleration that each named executive officer would have been entitled to receive had a change of control occurred on December 31, 2011 at the closing price of our Common Stock on the NASDAQ Capital Market of $2.33 on December 31, 2011.

Long-term Incentive Compensation ($)
Paul H. Fischer, Ph.D.(1)	10,485
Douglas J. Swirsky(1)	5,825
Bryan T. Butman, Ph.D	5,825
Douglas E. Brough, Ph.D	4,078
Michael C. Tucker	4,078

(1)	Dr. Fischer and Mr. Swirsky also have additional agreements with respect to certain changes in control of the Company that are disclosed below.

Change in Control Agreements with Dr. Fischer and Mr. Swirsky.  GenVec entered into a change in control agreement with Dr. Fischer in October 2002 and with Mr. Swirsky when he joined the Company in September 2006. These agreements were amended in December 2008 to provide for technical compliance with certain Treasury regulations. Dr. Fischer and Mr. Swirsky are entitled to certain payments upon termination without cause (as defined in the salary continuation agreements described above) following a change in control (as defined in the stock option award agreements described above).

Specifically, if Dr. Fischer’s employment is terminated without cause other than as a result of his death or disability or if he resigns for good reason within two years following a change in control, he is entitled to a lump sum severance payment equal to his monthly salary and average monthly bonus times 24, continued health and welfare benefits for a 24 month period and a pro-rata bonus for the termination year. In addition, his agreement provides for an excise tax gross-up payment, reimbursement of certain legal costs related to the enforcement of the agreement and the accelerated vesting of all unvested options at termination. Mr. Swirsky’s agreement provides him with the same benefits as Dr. Fischer’s agreement, except that his agreement provides for benefits for an 18 month period in lieu of a 24 month period.

In addition, pursuant to the change in control agreements, upon the death or disability of Dr. Fischer or Mr. Swirsky during such time as each individual is entitled to any payments or benefits under the agreements, such payments and benefits are payable to Dr. Fischer’s or Mr. Swirsky’s heirs or estate, respectively. To the extent Dr. Fischer or Mr. Swirsky becomes entitled to benefits under the change in control agreements, the salary continuation agreement is superseded and they will not receive any benefit under that agreement.

Under the terms of the change in control agreements, “good reason” is defined as the occurrence of any of the following events without the consent of the executive in connection with a change of control, unless, if correctable, such circumstances are fully corrected with 30 days of the notice of termination given in respect thereof with notice must be given within 90 days of the occurrence:

•	the assignment to the executive of any duties inconsistent in any material respect with the executive’s position, authority, duties or responsibilities, as they were immediately prior to the change in control;
•	the diminution in any material respect in the executive’s position, authority, duties or responsibilities as they were immediately prior to a change in control;
•	a reduction by the Company in the executive’s annual base salary;
•	a relocation of more than 35 miles from where the executive’s office or location was immediately prior to a change in control;

•	the failure to continue any compensation plan in which the executive participates, unless an equitable arrangement has been made, or the continuation of the plan under materially less favorable terms;
•	the failure by the Company to pay to the executive any deferred compensation when due under any deferred compensation plan or agreement applicable to the executive; or
•	a material breach by the Company of the terms and provisions of the change in control agreement.

To constitute good reason for purposes of the change in control agreement, the termination by the executive must occur with two years following the initial occurrence of the event triggering the good reason.

Assuming a termination event had occurred on December 31, 2011 following a change of control, Dr. Fischer and Mr. Swirsky would have been entitled to the amounts set forth in the table below.

	Cash Severance Payments ($)(1)	Continuation of Benefits ($)(2)	Acceleration of Unvested Stock Options and Restricted Stock ($)(3)	Total ($)
Paul H. Fischer, Ph.D.	1,409,875	31,507	10,485	1,451,867
Douglas J. Swirsky	653,828	30,439	5,825	690,092

(1)	Includes severance payment as specified in the executive officer’s change in control agreement and pro-rata bonus amount.
(2)	Includes the cost of medical, dental, life, accidental death and dismemberment and long-term disability insurance for the period specified in the change in control agreement.
(3)	The value set forth in this column is equal to the acceleration of the restricted stock awards and outstanding unvested stock options at December 31, 2011, multiplied by the closing price of our Common Stock on the NASDAQ Capital Market of $2.33 on December 31, 2011.

PROPOSAL 2
APPROVAL OF INCREASE IN AWARD SHARES

Introduction

The Board has adopted and is seeking stockholder approval of an amendment to the GenVec, Inc. 2011 Omnibus Incentive Plan (the “2011 Plan”) to increase the number of shares of Common Stock that are available to be issued through grants or awards made thereunder or through the exercise of options granted thereunder by 640,000 shares. As of May 22, 2012, there were 414,796 shares of our Common Stock subject to outstanding grants and, without taking into account the effect of the proposed amendment, 531,750 shares available for future grants under the 2011 Plan.

The Board recommends this Proposal 2 in order to enable the Company to continue to provide eligible officers, directors, key employees and other key individuals with an incentive to contribute to the success of the Company and to operate and manage our business in a manner that will provide for the Company’s long term growth and profitability and provide a means of obtaining, rewarding and retaining key personnel. In the judgment of the Board, awards under the 2011 Plan are valuable incentive and will serve to the ultimate benefit of stockholders by aligning more closely the interests of 2011 Plan participants with those of our stockholders.

The increase of 640,000 shares of Common Stock available for grant under the 2011 Plan will result in additional potential dilution of our outstanding stock. Based solely on the closing price of our common stock as reported on NASDAQ on May 22, 2012 of $2.47 per share, the maximum aggregate market value of the additional 640,000 shares of common stock to be reserved for issuance under the 2011 Plan would be $1,580,000. The increase of 640,000 shares of common stock available under the 2011 Plan, when taken together with the 531,750 shares available for grant under the 2011 Plan as of May 22, 2012, represents an amount of shares equivalent to 9% of our outstanding shares of Common Stock as of May 22, 2012.

As of May 22, 2012, there were 5 executive officers, 74 other employees and 7 non-employee directors of the Company who were eligible to participate in the 2011 Plan. Because participation and the types of awards under the 2011 Plan are discretionary, the benefits or amounts that will be received by any participant or groups of participants if the amendment of the 2011 Plan is approved are not currently determinable.

Vote Required

The approval of the proposal to amend the 2011 Plan to increase the number of shares of Common Stock available for issuance thereunder is required under NASDAQ Rules and requires the affirmative vote of the holders of a majority of the votes present in person or represented by proxy at the Annual Meeting.

Recommendation

The Board unanimously recommends a vote “FOR” the approval of the amendment to the 2011 Plan increasing the number of shares of Common Stock available thereunder.

Summary of the 2011 Omnibus Incentive Plan

The following summary of the material terms of the 2011 Plan is qualified by reference to the full text of the 2011 Plan which was filed as an exhibit to our Current Report on Form 8-K filed on June 17, 2011. Unless otherwise specified, capitalized terms used in this discussion have the meanings assigned to them in the 2011 Plan. The amendment to the 2011 Plan is included hereto as Annex A.

Administration

The 2011 Plan is administered by a committee of the Board (the “Committee”). The members of the Committee will qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code, meet the requirements of Rule 16b-3 of the Exchange Act and comply with the independence requirements of the NASDAQ Stock Market. Subject to the terms of the 2011 Plan, the Committee may select participants to receive awards, determine the types and amounts of awards and terms and conditions of awards and interpret provisions of the 2011 Plan. Members of the Committee will serve at the pleasure of the Board. The Committee may be the Compensation Committee of the Board or a subcommittee thereof. The Board may also appoint one or more separate committees, each composed of one or more directors who need not satisfy the independence requirements described above, which may administer the 2011 Plan with respect to employees or other service providers who are not officers or directors of the Company.

Common Stock Reserved for Issuance under the 2011 Plan

The Common Stock issued or to be issued under the 2011 Plan consists of authorized but unissued shares or, to the extent permitted by applicable law, issued shares that have been reacquired by the Company. As of May 22, 2012 there were 414,796 shares subject to outstanding grants and, without taking into account the effect of the proposed amendment, 531,750 shares available for future grant under the 2011 Plan. Awards will be counted against the 2011 Plan limit as one share for every one share subject to an award under the 2011 Plan. If any shares covered by an award under the 2011 Plan are not purchased or are forfeited, or if an award under the 2011 Plan otherwise terminates without delivery of any Common Stock, then the number of shares of Common Stock counted against the aggregate number of shares available under the 2011 Plan with respect to the award will, to the extent of any such forfeiture or termination, again be available for making awards under the 2011 Plan. The number of shares of Common Stock available for issuance under the 2011 Plan will be increased by (i) any shares tendered or withheld or award surrendered under the 2011 Plan in connection with the purchase of shares of Common Stock upon exercise of an option under the 2011 Plan or any shares of Common Stock deducted from an award payment under the 2011 Plan in connection with the Company’s tax withholding obligations and (ii) by the number of shares subject to awards outstanding under the Company’s 2002 Stock Incentive Plan that (a) terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares, (b) are settled in cash in lieu of such shares or (c) are exchanged with the Committee’s permission, before the issuance of such shares, for compensatory awards not involving shares.

Eligibility

Awards may be made under the 2011 Plan to directors, employees of or consultants to the Company or any of our affiliates, including any such employee who is an officer or director of us or of any affiliate, and to any other individual whose participation in the 2011 Plan is determined to be in the best interests of the Company by the Board.

Amendment or Termination of the 2011 Plan

The Board may terminate or amend the 2011 Plan at any time and for any reason. The 2011 Plan shall terminate in any event ten years after the date of stockholder approval of the 2011 Plan. Amendments will be submitted for stockholder approval to the extent required by the Internal Revenue Code or other applicable laws, rules or regulations.

Options

The 2011 Plan permits the granting of options to purchase shares of Common Stock intended to qualify as incentive stock options under the Internal Revenue Code and stock options that do not qualify as incentive stock options.

Exercise Price

The exercise price of each stock option may not be less than 100% of the fair market value of our Common Stock on the date of grant. The fair market value is generally determined as the closing price of the Common Stock on the date of grant. In the case of certain 10% stockholders who receive incentive stock options, the exercise price may not be less than 110% of the fair market value of the Common Stock on the date of grant. An exception to these requirements is made for options that the Company grants in substitution for options held by employees of companies that the Company acquires. In such a case the exercise price is adjusted to preserve the economic value of the employee’s stock option from his or her former employer. The term of each stock option is fixed by the Committee and may not exceed 10 years from the date of grant (or five years from the date of grant in the case of certain 10% stockholders who receive incentive stock options). The Committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. The exercisability of options may be accelerated by the Committee. In general, an optionee may pay the exercise price of an option by cash, certified check or, to the extent an award agreement so provides, by tendering shares of Common Stock, or by means of a broker-assisted cashless exercise.

Transfers

Stock options and Stock Appreciation Rights (SARs) granted under the 2011 Plan may not be sold, transferred, pledged or assigned other than by will or under applicable laws of descent and distribution. However, the Company may permit limited transfers of non-qualified options for the benefit of immediate family members of grantees to help with estate planning concerns.

Repricing Prohibited

No amendment or modification may be made to an outstanding stock option or stock appreciation right (“SAR”) that would be treated as a repricing under the rules of the stock exchange on which the shares of Common Stock are listed (currently the NASDAQ Capital Market), without the approval of the Company’s stockholders. Specifically, the 2011 Plan provides in Section 3.4 that except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding options or SARs or cancel outstanding options or SARs in exchange for cash, other awards or options or SARs with an exercise price that is less than the exercise price of the original options or SARs without shareholder approval.

Other Awards

The Committee may also award:

•	Shares of unrestricted stock, which are shares of Common Stock at no cost or for a purchase price determined by the Committee which are free from any restrictions under the 2011 Plan. Unrestricted shares of common stock may be issued to participants in recognition of past services, the promise to perform future services (if so provided in the related award agreement or a separate agreement) or other valid consideration, and may be issued in lieu of cash compensation to be paid to participants.
•	Restricted stock, which is shares of Common Stock subject to restrictions.
•	Deferred stock units, which are Common Stock units subject to restrictions.
•	Dividend equivalent rights, which are rights entitling the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of shares of Common Stock. Dividend equivalent rights are not granted on unearned performance awards.

•	Stock appreciation rights, which are a right to receive a number of shares or, at the discretion of the Committee, an amount in cash or a combination of shares and cash, based on the increase in the fair market value of the shares underlying the right during a stated period specified by the Committee. The exercise price for a SAR shall not be less than the fair market value of a share of stock on the grant date of the SAR. The term of each SAR is fixed by the Committee and may not exceed 10 years from the date of grant. The Committee determines when the SAR may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which the SAR may be exercised.
•	Performance-based awards, ultimately payable in Common Stock or cash, as determined by the Committee. The Committee may grant multi-year and annual incentive awards subject to achievement of specified goals tied to business criteria (described below). The Committee may specify the amount of the incentive award as a percentage of these business criteria, a percentage in excess of a threshold amount or as another amount which need not bear a strictly mathematical relationship to these business criteria. The Committee may modify, amend or adjust the terms of each award and performance goal. Awards to individuals who are covered under Section 162(m) of the Internal Revenue Code, or who the Committee designates as likely to be covered in the future, will comply with the requirement that payments to such employees qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code to the extent that the Committee so designates. Such employees include the chief executive officer and the three highest compensated executive officers (other than the chief financial officer) determined at the end of each year (the “Covered Employees”).

Effect of Certain Changes in Control

Unless an applicable award agreement provides otherwise, certain change in control transactions involving the Company, such as a sale of the Company, will cause grantees of restricted stock, deferred stock units, dividend equivalent rights, stock appreciation rights and options to be deemed to be fully vested in such awards, unless the awards are continued or substituted in connection with the change of control transaction.

Adjustments for Stock Dividends and Similar Events

The Committee will make appropriate adjustments in outstanding awards and the number of shares available for issuance under the 2011 Plan, including the individual limitations on awards (described below), to reflect stock splits and other similar events.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code limits publicly-held companies, such as the Company, to an annual deduction for federal income tax purposes of $1 million for compensation paid to their Covered Employees. However, performance-based compensation is excluded from this limitation. The 2011 Plan is designed to permit the Committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m).

To qualify as performance-based: (i) the compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals; (ii) the performance goal under which compensation is paid must be established by a compensation committee comprised solely of two or more directors who qualify as outside directors for purposes of the exception; (iii) the material terms under which the compensation is to be paid must be disclosed to, and subsequently approved by, stockholders of the Company in a separate vote before payment is made; and (iv) the Compensation Committee must certify in writing before payment of the compensation that the performance goals and any other material terms were, in fact, satisfied.

In the case of compensation attributable to stock options, the performance goal requirement (summarized in (i) above) is deemed satisfied, and the certification requirement (summarized in (iv) above) is inapplicable, if the grant or award is made by the Compensation Committee; the plan under which the option is granted states the maximum number of shares with respect to which options may be granted during a specified period to an employee; and under the terms of the option, the amount of compensation is based solely on an increase in the value of the common stock after the date of grant.

Under the 2011 Plan, one or more of the following business criteria are used exclusively by the Committee in establishing performance goals:

•	total shareholder returns;
•	such total shareholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor’s 500 Stock Index;
•	net income;
•	pretax earnings;
•	earnings before interest expense, taxes, depreciation and amortization;
•	earnings before interest expense, taxes, depreciation and amortization and before bonuses, service fees, and extraordinary or special items;
•	pretax operating earnings after interest expense and before bonuses, service fees, and extraordinary or special items;
•	operating margin;
•	operating income;
•	earnings per share;
•	return on equity;
•	return on capital;
•	return on investment;
•	operating earnings;
•	working capital;
•	ratio of debt to shareholders’ equity;
•	free cash flow;
•	revenue;
•	results of preclinical testing;
•	results of clinical trials;
•	submitting regulatory filings;
•	regulatory approvals;
•	entering into contractual arrangements;
•	meeting contractual requirements;
•	achieving contractual milestones;
•	entering into collaborations;
•	receipt of grant funding;
•	regulatory body approval for commercialization of a product;
•	implementation or completion of critical projects;
•	segment share;
•	product development;
•	research;

•	licensing;
•	manufacturing;
•	manufacturing capacity;
•	production;
•	inventory;
•	site development;
•	plant, building or facility development;
•	government relations;
•	production volume levels;
•	market penetration; and
•	agency ratings.

Business criteria may be measured on an absolute or relative basis and on a GAAP or non-GAAP basis.

Under the Internal Revenue Code, a director is an “outside director” of the Company if he or she is not a current employee of the Company; is not a former employee who receives compensation for prior services (other than under a tax-qualified retirement plan); has not been an officer of the Company; and does not receive, directly or indirectly (including amounts paid to an entity that employs the director or in which the director has at least a five percent ownership interest), remuneration from the Company in any capacity other than as a director.

The maximum number of shares of Common Stock subject to options or stock appreciation rights that can be granted under the 2011 Plan in a calendar year to any person is 25,000. The maximum number of shares of Common Stock that can be granted under the 2011 Plan to any person, other than pursuant to an option or stock appreciation right, is 12,500 per year. The maximum amount that may be paid as a cash-settled Performance-Based Award for a 12 month performance period by any one person is $3,000,000, and the maximum amount that may be paid as a cash-settled Performance-Based Award in respect of a performance period greater than 12 months by any one person is $6,000,000.

Federal Income Tax Consequences

Incentive Stock Options

The grant of an option will not be a taxable event for the grantee or for the Company. A grantee will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of our Common Stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the grantee holds the shares of Common Stock for at least two years after the date of grant and for one year after the date of exercise (the “holding period requirement”). We will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option, except as discussed below.

For the exercise of an option to qualify for the foregoing tax treatment, the grantee generally must be our employee from the date the option is granted through a date within three months before the date of exercise of the option.

If all of the foregoing requirements are met except the holding period requirement mentioned above, the grantee will recognize ordinary income upon the disposition of the Common Stock in an amount generally equal to the excess of the fair market value of the Common Stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. We will be allowed a business expense deduction to the extent the grantee recognizes ordinary income, subject to our compliance with Section 162(m) of the Internal Revenue Code and to certain reporting requirements.

Non-Qualified Options

The grant of an option will not be a taxable event for the grantee or the Company. Upon exercising a non-qualified option, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the Common Stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified option, the grantee will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of Common Stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).

If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

A grantee who has transferred a non-qualified stock option to a family member by gift will realize taxable income at the time the non-qualified stock option is exercised by the family member. The grantee will be subject to withholding of income and employment taxes at that time. The family member’s tax basis in the shares of Common Stock will be the fair market value of the shares of Common Stock on the date the option is exercised. The transfer of vested non-qualified stock options will be treated as a completed gift for gift and estate tax purposes. Once the gift is completed, neither the transferred options nor the shares acquired on exercise of the transferred options will be includable in the grantee’s estate for estate tax purposes.

In the event a grantee transfers a non-qualified stock option to his or her ex-spouse incident to the grantee’s divorce, neither the grantee nor the ex-spouse will recognize any taxable income at the time of the transfer. In general, a transfer is made “incident to divorce” if the transfer occurs within one year after the marriage ends or if it is related to the end of the marriage (for example, if the transfer is made pursuant to a divorce order or settlement agreement). Upon the subsequent exercise of such option by the ex-spouse, the ex-spouse will recognize taxable income in an amount equal to the difference between the exercise price and the fair market value of the shares of common stock at the time of exercise. Any distribution to the ex-spouse as a result of the exercise of the option will be subject to employment and income tax withholding at this time.

Restricted Stock

A grantee who is awarded restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the shares of Common Stock are subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). However, the grantee may elect under Section 83(b) of the Internal Revenue Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the Common Stock on the date of the award (less the purchase price, if any), determined without regard to the restrictions. If the grantee does not make such a Section 83(b) election, the fair market value of the Common Stock on the date the restrictions lapse (less the purchase price, if any) will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse and dividends paid while the Common Stock is subject to restrictions will be subject to withholding taxes. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Deferred Stock Units

There are no immediate tax consequences of receiving an award of deferred stock units under the 2011 Plan. A grantee who is awarded deferred stock units will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such grantee at the end of the restriction period or, if later, the payment date. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Dividend Equivalent Rights

Participants who receive dividend equivalent rights will be required to recognize ordinary income in an amount distributed to the grantee pursuant to the award. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Stock Appreciation Rights

There are no immediate tax consequences of receiving an award of stock appreciation rights under the 2011 Plan. Upon exercising a stock appreciation right, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the Common Stock on the date of exercise. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Performance-Based Awards

The award of a performance-based award will have no federal income tax consequences for us or for the grantee. The payment of the award is taxable to a grantee as ordinary income. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Unrestricted Common Stock

Participants who are awarded unrestricted common stock will be required to recognize ordinary income in an amount equal to the fair market value of the shares of common stock on the date of the award, reduced by the amount, if any, paid for such shares. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Section 280G

To the extent payments that are contingent on a change in control are determined to exceed certain Code limitations, they may be subject to a 20% nondeductible excise tax, and the Company’s deduction with respect to the associated compensation expense may be disallowed in whole or in part.

Section 409A

The Company intends for awards granted under the 2011 Plan to comply with Section 409A of the Code. To the extent a grantee would be subject to the additional 20% excise tax imposed on certain nonqualified deferred compensation plans as a result of a provision of an award under the 2011 Plan, the provision will be deemed amended to the minimum extent necessary to avoid application of the 20% excise tax.

Equity Compensation Plan Information

The following table discloses certain information about the options issued and available for issuance under all outstanding Company option plans as of December 31, 2011:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	2,372,745	$15.67	852,990
Equity compensation plans not approved by security holders	—	—	—
Total	2,372,745	$15.67	852,990

PROPOSAL 3
RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed the firm of KPMG LLP, an independent registered public accounting firm, to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2012. KPMG LLP has served as the Company’s independent registered public accounting firm for the past seventeen years and has no direct or indirect financial interests in the Company. A representative of KPMG LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

Although the Company is not required to submit the ratification of the selection of its independent registered public accounting firm to a vote of stockholders, the Board of Directors believes it is good corporate governance and sound policy to do so. If the stockholders fail to ratify the appointment of KPMG LLP, the Audit Committee will reconsider whether or not to retain the firm. If the selection of the independent registered public accounting firm is ratified, the Audit Committee, in its discretion, may nevertheless select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Vote Required for Approval

An affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on such matter at the Annual Meeting is required for approval of the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the current year.

Recommendation

The Board recommends that you vote “FOR” the ratification of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012.

AUDIT COMMITTEE REPORT

The Board has established the Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Board has adopted, and annually reviews, a written charter outlining the practices followed by the Audit Committee. The Audit Committee’s job is one of oversight as set forth in its Charter. It is not the duty of the Audit Committee to prepare the Company’s financial statements, to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with accepted accounting principles. The Company’s management is responsible for the preparation, presentation and integrity of the financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting practices and policies as well as internal controls and procedures designed to provide reasonable assurance that the Company is in compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for planning and performing an independent audit of financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) for auditing the effectiveness of internal control over financial reporting. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles.

In this context, during the fiscal year ended December 31, 2011, the Audit Committee has reviewed and discussed GenVec’s 2011 unaudited quarterly and December 31, 2011 audited financial statements with management and with KPMG LLP, the Company’s independent registered public accounting firm. The Committee has also discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 Communications with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received and reviewed from KPMG LLP the written disclosures and the letter required by the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning their independence and has discussed with KPMG LLP its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in GenVec’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.

By the Audit Committee of the Board of Directors of GenVec, Inc.:

Dated: May 31, 2012

Marc R. Schneebaum (Chairman)
Zola P. Horovitz, Ph.D.
Kevin M. Rooney

THE FOREGOING AUDIT COMMITTEE REPORT SHALL NOT BE DEEMED TO BE “SOLICITING MATERIAL” OR TO BE “FILED” WITH THE SECURITIES AND EXCHANGE COMMISSION, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY PAST OR FUTURE FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THE COMPANY SPECIFICALLY INCORPORATES IT BY REFERENCE INTO ANY SUCH FILING.

MATTERS CONCERNING THE INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by KPMG LLP, our independent registered public accounting firm. On an ongoing basis, management of GenVec defines and communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Committee approves the engagement of KPMG LLP. On a periodic basis, GenVec’s management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. In 2011, all fees paid to KPMG LLP were pre-approved pursuant to the Audit Committee’s policy. To ensure prompt handling of unexpected matters, the Audit Committee’s charter authorizes its Chairman to act on behalf of the Audit Committee in between regularly scheduled meetings, including pre-approving services provided by KPMG LLP. If the Chairman exercises this authority, he reports the action taken to the Audit Committee at its next regular meeting.

Principal Accountant Fees and Services

The following is a summary of the fees billed to GenVec by KPMG LLP for professional services rendered for the years ended December 31, 2011 and 2010:

Fee Category	2011	2010
Audit Fees	$334,400	$473,570
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$334,400	$473,570

Audit Fees

These fees consist of fees for professional services rendered for the audit of GenVec’s financial statements, review of the interim financial statements included in quarterly reports, and services in connection with regulatory filings.

Audit-Related Fees

These fees comprise assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees” above. GenVec did not incur such fees during 2011 or 2010.

Tax Fees

These fees comprise tax compliance and tax preparation assistance for state and federal filings; consultations concerning tax related matters and other tax compliance projects. GenVec did not incur such fees during 2011 or 2010.

All Other Fees

All other fees consist of fees not included in any other category. GenVec did not incur such fees during 2011 or 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of May 23, 2012 (unless otherwise specified), regarding the beneficial ownership of the Company’s Common Stock by (i) each named executive officer (as defined below) of the Company, (ii) each director of the Company, (iii) all current directors and executive officers as a group and (iv) all persons known to the Company to be the beneficial owners of more than 5% of the outstanding shares of Common Stock.

Beneficial ownership is determined in accordance with the rules of the SEC for computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days after May 23, 2012 are considered outstanding for the purpose of computing the percentage ownership of the person holding such options, but are not considered outstanding when computing the percentage ownership of each other person. Except as indicated in the footnotes to this table, each stockholder named in the table below has sole voting and investment power for the shares shown as beneficially owned by them. Percentage of beneficial ownership is based on 12,952,509 shares of Common Stock outstanding on May 23, 2012. Unless otherwise specified, the address for each director or executive officer is care of the Company at its principal office.

Name of Beneficial Owner	Total Number of Shares Beneficially Owned(1)	% of Class Owned
Beneficial Owner of More than 5% of the Outstanding Common Stock:
BVF Partners L.P. and affiliates(2)	1,194,100	9.2%
Directors and Named Executive Officers:
Cynthia Collins	—	*
Paul H. Fischer, Ph.D.	248,246	1.9%
Edward M. Connor, Jr. M.D.	4,500	*
Wayne T. Hockmeyer, Ph.D.	16,500	*
Zola P. Horovitz, Ph.D.	23,757	*
William N. Kelley, Ph.D.	14,000	*
Adel A.F. Mahmoud, M.D., Ph.D.	2,500	*
Kevin M. Rooney	8,750	*
Marc R. Schneebaum	10,000	*
Douglas J. Swirsky	121,564	*
Douglas E. Brough, Ph.D.	53,885	*
Bryan T. Butman, Ph.D.	89,948	*
Michael C. Tucker	44,177	*
All directors and executive officers as a group (12 people)(3)	389,581	3.0%

*	Indicates less than 1%.
(1)	Includes shares of Common Stock issuable upon exercise of options that are exercisable within 60 days of May 23, 2012 in the following amounts: Paul H. Fischer, 192,333 shares; Edward M. Connor, 2,000 shares; Wayne T. Hockmeyer, 13,500 shares; Zola P. Horovitz, 18,000 shares; William N. Kelley, 13,500 shares; Adel A.F. Mahmoud, 2,000 shares; Kevin M. Rooney, 8,000 shares; Marc R. Schneebaum, 9,500 shares; Douglas J. Swirsky, 92,064 shares; Douglas E. Brough, 48,552 shares; Bryan T. Butman, 86,063 shares; Michael C. Tucker, 42,427 shares; and directors and executive officers as a group (12 people) 335,606 shares.
(2)	Based solely on the Schedule 13G/A filed February 10, 2012 by Biotechnology Value Fund, L.P. (“BVF”), Biotechnology Value Fund II, L.P. (“BVF2”), BVF Investments, L.L.C. (“BVLLC”), Investment 10, L.L.C. (“ILL10”), BVF Partners L.P. (“BVF Partners”), BVF Inc., and Mr. Mark Lampert. As disclosed in the Schedule 13G/A: (i) BVF beneficially owned 249,100 shares, (ii) BVF2 beneficially owned 152,600 shares, (iii) BVLLC beneficially owned 710,500 shares, (iv) ILL10 beneficially owned 81, 900 shares, and (v) each of BVF Partners, BVF Inc. and Mr. Lampert may be deemed to own 1,194,100 shares.

BVF Partners, BVF Inc. and Mr. Lampert each disclaim beneficial ownership of the shares beneficially owned by BVF, BVF2, BVLLC, and ILL10. The address for the above entities and person is 900 North Michigan Avenue, Suite 1100, Chicago, Illinois 60611.

(3)	Does not include Paul H. Fischer, who retired as President and Chief Executive Officer and resigned as a director effective May 22, 2012.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended requires the Company’s executive officers, directors and persons who beneficially own more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Such executive officers, directors, and greater than 10% beneficial owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports filed by such reporting persons.

Based solely on the Company’s review of copies of such reports furnished to the Company and written representations that no other reports were required during the year ended December 31, 2011, the Company believes that all Section 16(a) filing requirements applicable to the Company’s executive officers, directors, and greater than 10% beneficial owners were complied with in a timely manner.

STOCKHOLDER PROPOSALS

To be considered for inclusion in the proxy statement for the Annual Meeting of Stockholders for the year ending December 31, 2012 (the “2013 Annual Meeting”), proposals submitted in accordance with the SEC’s Rule 14a-8 must be received at the Company’s executive offices, which are located at 65 West Watkins Mill Road, Gaithersburg, Maryland 20878, Attention: Corporate Secretary, not later than February 5, 2013.

Stockholder proposals to be voted upon at annual meetings of the stockholders, pursuant to the Company’s Amended and Restated Bylaws, must be delivered to the Corporate Secretary of the Company at the Company’s principal executive offices not less than 120 days nor more than 150 days prior to the anniversary of the mailing date of the Company’s proxy materials for the preceding annual meeting of stockholders. For the 2013 Annual Meeting these respective dates are January 6, 2013 and February 5, 2013. Such proposals must comply with the requirements in the Company’s Amended and Restated Bylaws, including setting forth with particularity (i) the names and business addresses of the stockholder submitting such proposal and all persons (as such term is defined in Section 3(a)(9) of the 1934 Act) acting in concert with such stockholder; (ii) the names and addresses of such stockholder and the persons identified in clause (i), as they appear on the Company’s books (if they so appear); (iii) the class and number of shares of the Company beneficially owned by such stockholder and the persons identified in clause (i); (iv) a description of such proposal containing all material information relating thereto; and (v) such other information as the Board reasonably determines is necessary or appropriate to enable the Board and stockholders of the Company to consider such proposal.

OTHER MATTERS

The Board of Directors does not know of any matters other than those stated in this Proxy Statement that are to be presented for action at the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is intended that proxies in the accompanying form will be voted on any such other matters in accordance with the judgment of the persons voting such proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

We are providing to each stockholder as of the Record Date a copy of our Annual Report on Form 10-K (including financial statements and schedules) concurrently with this Proxy Statement, except the exhibits to the Form 10-K. We will provide copies of these exhibits upon request by eligible stockholders, and we may impose a reasonable fee for providing such exhibits. Requests for copies of such exhibits or the amount of the fee payable should be mailed to our Corporate Secretary, GenVec, Inc., 65 West Watkins Mill Road, Gaithersburg, Maryland 20878. Our Annual Report on Form 10-K is not a part of these proxy soliciting materials.

DIRECTIONS TO ANNUAL MEETING

From I-495 (Capital Beltway)

•	Take I-270 North to Clopper Road (Exit 10). Turn right at light
•	At fifth traffic light, make a right onto West Watkins Mill Road
•	Go to the first stop sign and turn left
•	GenVec is second building on right — 65 West Watkins Mill Road

From Frederick, MD

•	Take I-270 South to Quince Orchard Road/Montgomery Village Avenue (Exit 11B)
•	Turn right at first traffic light onto Firstfield Road
•	At first traffic light, make a right onto Clopper Road
•	Turn right at second traffic light onto West Watkins Mill Road
•	Go to the first stop sign and turn left
•	GenVec is the second building on right — 65 West Watkins Mill Road

By Order of the Board of Directors,
/s/ Douglas J. Swirsky Douglas J. Swirsky Senior Vice President, Chief Financial Officer, Treasurer & Corporate Secretary

ANNEX A

Amendment to
GenVec, Inc. 2011 Omnibus Incentive Plan

The GenVec, Inc. 2011 Omnibus Incentive Plan (the “Plan”) is hereby amended as follows:

1.  Section 4.1 of the Plan is hereby amended in its entirety to read as follows:

Subject to adjustment as provided under the Plan, the total number of shares of Stock that are available for Awards under the Plan shall be equal to the sum of (i) nine hundred forty thousand (940,000) shares of Stock, (ii) the number of shares of Stock available for awards under the Prior Plan as of the Effective Date and (iii) the number of shares of Stock subject to awards outstanding under the Prior Plan as of the Effective Date which thereafter (a) terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares of Stock, (b) are settled in cash in lieu of such shares of Stock or (c) are exchanged for the Committee’s permission, before the issuance of such shares of Stock, for compensatory awards not involving shares of Stock. Such shares of Stock may be authorized and unissued shares or treasury shares or any combination of the foregoing, as may be determined from time to time by the Board or by the Committee. Any of the authorized shares of Stock may be used for any type of Award under the Plan, and any or all of the shares of Stock may be allocated to Incentive Stock Options.

2.  Except as amended above, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, GenVec, Inc. has executed this amendment to the Plan, as of this ____ day of _______, 2012.

GENVEC, INC.
By: Name: Title:

A-1

ANNUAL MEETING OF STOCKHOLDERS OF
GENVEC, INC.
July 11, 2012
Notice of Internet Availability of Proxy materials:
The Notice of Meeting and Proxy Statements
are available at http://genvec.investorroom.com
Please sign, date and mail
your proxy card in the envelope provided as soon as possible.
Please detach along perforated line and mail in the envelope provided

The Board of Directors recommends a vote “FOR” each of the nominees in Proposal 1, and “FOR” Proposals 2 and 3:
Please sign, date and return promptly in the enclosed envelope. Please mark your vote in black or blue ink as shown here: ☒

1.	To elect two directors to the Company’s Board of Directors, each to serve a three-year term or until their successors are qualified and elected:
☐	For All Nominees

☐	Withhold Authority For All Nominees

☐	For All Except (see instruction below)

Nominees:

☐	Cynthia Collins, for a three-year term
☐	Wayne T. Hockmeyer, Ph.D., for a three-year term

Instructions:
To withhold authority to vote for any individual nominee(s), mark “For All Except” and fill in the circle next to the nominee for which you wish to withhold authority.

2.	To approve an increase to the number of shares of the Company’s Common Stock available for issuance under the GenVec, Inc. 2011 Omnibus Incentive Plan by 640,000 shares.

FOR
☐

AGAINST
☐

ABSTAIN
☐

3.	To ratify the appointment of KPMG LLP as GenVec’s independent registered public accounting firm for the year ending December 31, 2012.

FOR
☐

AGAINST
☐

ABSTAIN
☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Mark this box with an X if you have made comments below. ☐

Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed. Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box	Date (mm/dd/yyyy)

GENVEC, INC.
65 West Watkins Mill Road
Gaithersburg, MD 20878
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, JULY 11, 2012
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Cynthia Collins and Douglas J. Swirsky, and each of them individually, the proxies of the undersigned, with power of substitution to each of them, to vote all shares of GenVec, Inc., a Delaware corporation (“GenVec”), that the undersigned is entitled to vote at the Annual Meeting of Stockholders of GenVec to be held on Wednesday, July 11, 2012, at 8:30 a.m., local time, at the Company’s headquarters at 65 West Watkins Mill Road, Gaithersburg, MD 20878 (the “Annual Meeting”).

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED, OR WHERE NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES AND “FOR” PROPOSALS 2 AND 3.

Please date, sign and mail your proxy card in the envelope provided as soon as possible.
Continued and to be dated and signed on reverse side.